                                                                     EXHIBIT 10b
                                                                      Schedule A

                            Dated as of 10 March 2003

                           ZEUNA STAERKER GmbH & Co KG
                             as Seller and Servicer

                           GALLEON CAPITAL CORPORATION
                                  as Purchaser

                        STATE STREET GLOBAL MARKETS, LLC,
                                as Administrator

                       STATE STREET BANK AND TRUST COMPANY
                              as Relationship Bank

           -----------------------------------------------------------
           SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
           -----------------------------------------------------------

                     [FRESHFIELDS BRUCKHAUS DERINGER LOGO]

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                                      - 2 -

                                TABLE OF CONTENTS

CLAUSE 1          DEFINITIONS AND RELATED MATTERS                                         5

1.1               Defined Terms                                                           5
1.2               Other Interpretative Matters                                            5
1.3               Other Definitional Provisions                                           6

CLAUSE 2          ASSIGNMENT AND PURCHASE PROCEDURES                                      6

2.1               Assignment of Receivables                                               6
2.2               Transfer of Related Assets                                              7
2.3               Purchase Procedures; Reinvestments                                      8
2.4               Incremental Purchases                                                   9
2.5               Purchase Price                                                         10
2.6               Limitation on all Purchases                                            10

CLAUSE 3          PROCESSING OF COLLECTIONS; SETTLEMENTS                                 10

3.1               Regular Processing of Collections                                      10
3.2               Remittance of Collections and Other Payments                           11
3.3               The Servicer Package                                                   13
3.4               The Servicer's Fee Calculations                                        13
3.5               Deemed Collections                                                     13
3.6               Reinvestment of Certain Collections; Payment of                        14
                  Remaining Collections

CLAUSE 4          FEES, COMPUTATIONS AND WITHHOLDING TAXES                               16

4.1               The Servicer's Fee                                                     16
4.2               Payments and Computations etc                                          16
4.3               Changes in Withholding Tax Rates                                       17

CLAUSE 5          PURCHASE CONDITIONS                                                    18

CLAUSE 6          REPRESENTATIONS AND WARRANTIES OF THE SELLER                           19

6.1               Organisation                                                           19
6.2               Power, Authorisation and Non-Contravention                             19
6.3               Enforceability: Valid Sale                                             20
6.4               Financial Condition                                                    20
6.5               Litigation                                                             21
6.6               Ownership of Receivables                                               21
6.7               Eligible Receivables                                                   21
6.8               Accuracy of Information                                                21

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                                      - 3 -

6.9               Taxes                                                                  22
6.10              Compliance with Applicable Laws                                        22
6.11              Consumer Protection Laws                                               22
6.12              Location of Records                                                    22
6.13              Extended Retention of Title Rights                                     22

CLAUSE 7          COVENANTS OF THE SELLER                                                23

7.1               Legal Matters                                                          23
7.2               Books and Records                                                      23
7.3               Audits                                                                 23
7.4               Credit and Collection Policy                                           24
7.5               Reporting Requirements of the Seller                                   24
7.6               Sale, Liens, Etc.                                                      25
7.7               VAT                                                                    25
7.8               Mergers, Acquisitions, Sales, Etc.                                     26
7.9               Restricted Payments                                                    26

7.10              Changes to Organisational Documents                                    27
7.11              Exercise of Rights                                                     27
7.12              Payments to Other Bank Accounts                                        27
7.13              Servicer Reports                                                       27

CLAUSE 8          ADMINISTRATION AND COLLECTION                                          27

8.1               Rights of the Administrator                                            27
8.2               Designation of the Servicer                                            29
8.3               Duties of the Servicer                                                 30
8.4               Application of Collections                                             31
8.5               Responsibilities of the Seller                                         32
8.6               Further Action Evidencing Purchases                                    32

CLAUSE 9          TERMINATION EVENTS                                                     33

9.1               Termination Events                                                     33
9.2               Remedies on Termination                                                36

CLAUSE 10         THE ADMINISTRATOR AND THE RELATIONSHIP BANK                            36

10.1              Authorisation and Action                                               36
10.2              The Administrator's and The Relationship Bank's Reliance etc.          36

10.3              State Street Capital, State Street Bank and their Affiliates           37

CLAUSE 11         ASSIGNMENT                                                             37

11.1              Assignments                                                            37

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
11.2              Rights of the Collateral Agent                                         38
11.3              Seller's Assignment                                                    38

CLAUSE 12         Mandatory Repurchases and Indemnification                              38

12.1.             Mandatory Repurchase Obligations                                       38
12.2.             Indemnity                                                              39

CLAUSE 13         MISCELLANEOUS                                                          40

13.1              Amendments, Waivers, etc.                                              40
13.2              Notices, etc.                                                          41
13.3              Set Off                                                                41
13.4              Binding Effect; Survival                                               41
13.5              Costs, Expenses and Taxes                                              42
13.6              No Proceedings                                                         42
13.7              Restructuring                                                          42
13.8              Confidentiality                                                        43
13.9              Execution in Counterparts; Integration                                 44
13.10             Governing Law                                                          44
13.11             Consent to Jurisdiction; Waiver of Immunities                          44
13.12             No Recourse Against Other Parties                                      44
13.13             Effectiveness of Agreement

Schedule 1        Definitions
Schedule 2        Priority of Payments
Schedule 3        Standard Terms and Conditions
Schedule 4        Credit and Collection Policy
Schedule 5        Records Locations
Schedule 6        Form of Notice of Sale
                  Attachement A to the Notice of Sale
                  Attachement B to the Notice of Sale
Schedule 7        Form of Incremental Offer
Schedule 8        Cut-Off Dates of the Seller

Execution Pages

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                                      - 5 -

THIS RECEIVABLES PURCHASE AGREEMENT dated as of 10 March 2003 (as amended, supplemented or otherwise modified from time to time) (this "AGREEMENT") is made

BETWEEN

(1) ZEUNA STAERKER GMBH & CO KG, a limited partnership organised under the laws of the Federal Republic of Germany, having its registered office at Au(beta)ere Uferstra(beta)e 61-73, 86154 Augsburg, Federal Republic of Germany, with Novaferra Eisen GmbH, a German limited liability company, having its registered office at Au(beta)ere Uferstra(beta)e 61-73, 86154 Augsburg, Federal Republic of Germany as its sole general partner (the "GENERAL PARTNER"), as seller (in such capacity, the "SELLER") and as initial servicer (the "SERVICER");

(2) GALLEON CAPITAL CORPORATION, a company incorporated under the laws of the State of Delaware, with its registered office at c/o J.H. Management Corporation, One International Place, Room 516, Boston, Massachusetts 02110, United States of America (the "PURCHASER");

(3) STATE STREET GLOBAL MARKETS, LLC, a corporation incorporated under the laws of the State of Massachussets, with its registered office at 225 Franklin Street, Boston, Massachusetts 02110, United States of America (the "ADMINISTRATOR"); and

(4) STATE STREET BANK AND TRUST COMPANY, a credit institution incorporated in Massachusetts, having its registered office at 225 Franklin Street, Boston, Massachusetts 02110, United States of America (the "RELATIONSHIP BANK").

THE PARTIES HERETO AGREE AS FOLLOWS:

1.       DEFINITIONS AND RELATED MATTERS

1.1      DEFINED TERMS

         In this Agreement, unless otherwise specified:

         (a)      capitalised terms are used as defined in Schedule 1; and

         (b) accounting terms shall be interpreted, and accounting determinations and computations made, in accordance with those generally accepted accounting principles that are legally relevant for the preparation of the financial statements referred to in Clause 6.4 ("GAAP").

1.2      OTHER INTERPRETATIVE MATTERS

         In this Agreement, unless otherwise specified:

         (a)      "INCLUDING" means including without limitation; and

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                                      - 6 -

         (b) for the purposes of calculating any fee or any other amount accrued or accreted over a period of time, the first day of such period shall be included and the last day excluded.

1.3      OTHER DEFINITIONAL PROVISIONS

         The words "HEREOF", "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to any "CLAUSE", "SUB-CLAUSE", "SCHEDULE" and "EXHIBIT" are references to such Clause or sub-clause of, or such Schedule or Exhibit to, this Agreement unless otherwise specified.

2.       ASSIGNMENT AND PURCHASE PROCEDURES

2.1      ASSIGNMENT OF RECEIVABLES

         (a) The Seller may, in accordance with the procedures set forth in this Agreement offer to sell and assign Eligible Receivables and Related Assets to the Purchaser prior to the occurrence of a Termination Event, unless such sale and assignment shall result in the Purchaser's Total Investment exceeding the Purchase Limit. The Purchaser shall accept any such offer in accordance with the provisions of Clause 2.3 of this Agreement.

         (b) The Seller hereby assigns in advance to the Purchaser all of its present and future Receivables which shall be offered for sale to the Purchaser pursuant to the terms of this Agreement upon the condition precedent (aufschiebende Bedingung) that the Purchaser has accepted such offer (in accordance with Clause 2.3 or Clause 2.4, as applicable). The Purchaser hereby accepts such assignment.

         (c) The Seller hereby further sells and assigns all actual or contingent, present or future claims against any tax authority for the refund of value added tax following the default on any of the Sold Receivables (or any part thereof) by any of the Obligors. To the extent that the assignment of such refund claim requires certain actions or declarations in a specific form the Seller agrees to obtain and complete together with the Purchaser such form and provide it to the relevant tax authority. To the extent that the refund claim may not be separately assigned because it will be set off against the obligation of the Seller to pay value added tax the Seller shall pay to the Purchaser as a deemed collection an amount equal to such refund claim promptly after such refund claim has become due.

         (d) The parties hereto agree that any sale and assignment of Receivables hereunder

                  (i) shall be without recourse, i.e. upon assignment of the Sold Receivables the credit risk of the respective Obligors shall vest in the Purchaser;

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                                      - 7 -

                  (ii) shall be undisclosed, i.e. except for the events specified in this Master Agreement no assignment of Sold Receivables will be disclosed to the respective Obligors.

2.2      TRANSFER OF RELATED ASSETS

         In the case of goods underlying Sold Receivables which have been delivered to Obligors subject to retention of title by the Seller, the Seller hereby transfers to the Purchaser its retained interest in such goods (Vorbehaltseigentum). The Seller's assignment of the claim for possession of such goods is in substitution for the transfer of physical possession of such goods (Herausgabeanspruch). The Seller hereby assigns all such claims for possession, whether present or future, to the Purchaser. The Purchaser hereby accepts the foregoing assignments and transfers. If the Seller is ever in possession of any such goods, the Seller shall act as the Purchaser's agent. The Seller shall be obligated to transfer without undue delay any other security interests the Seller may obtain in any Related Assets to the Purchaser.

         To the extent that title to the Related Assets cannot be transferred by mere agreement between the Seller and the Purchaser as provided in the foregoing paragraph, the Seller and the Purchaser agree that:

         (a) insofar as Related Assets governed by German law are concerned:

                  (i) any transfer of possession (Ubergabe) necessary to transfer title in a Related Asset, in particular in relation to cheques, bills of exchange or Vorbehaltseigentum, is replaced by, as the case may be:

                           (1) the Seller holding such instruments of debt or other movables in custody for the Purchaser free of charge (unentgeltliche Verwahrung); and/or

                           (2) assigning hereby to the Purchaser all claims for return against the relevant persons which are in actual possession of such instrument or movable;

                  (ii) any notice to be given in order to effect transfer of title shall, immediately be given by the Seller in such form as the Administrator requires and the Seller hereby agrees that if it fails to give such notice, the Administrator is hereby irrevocably authorised to give such notice on behalf of the Seller; and

                  (iii) any other thing to be done or form or registration to be effected shall be immediately done and effected by the Seller at its own cost; and

         (b) insofar as Related Assets governed by the law of any other jurisdiction are concerned:

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                                      - 8 -

                  (i) the Seller shall do all acts and things at its own cost which, under applicable law, are necessary to be done in order to effect transfer of title; and

                  (ii)     insofar as applicable law does allow, sub-paragraphs
                           (a) (i), (ii) and (iii) shall apply mutatis mutandis to such Related Assets.

2.3      PURCHASE PROCEDURES: REINVESTMENTS

(a) Subject to and in accordance with the provisions of this Agreement, the Seller shall be entitled on each Augsburg Business Day, to apply all Collections for the purchase of additional Receivables (each such purchase is referred to as a "REINVESTMENT"), unless instructed otherwise in writing by the Purchaser prior to such purchase. The aggregate amount of the Unpaid Balances of the Receivables purchased in the aforementioned manner on a particular Augsburg Business Day shall not exceed the amount of Collections available to the Seller on such Augsburg Business Day.

(b) The Seller shall be entitled to offer for sale Receivables to the Purchaser by preparing a Notice of Sale substantially in the form of
         Schedule 6 hereto and containing all information regarding the relevant Receivables as is required by such form. All information shall be given as of the date of such Notice of Sale. The Notice of Sale shall be signed by an authorized representative of the Seller. Such preparing and signing of a Notice of Sale by the Seller shall constitute an irrevocable offer by the relevant Seller for sale of all Receivables offered in the Notice of Sale and Related Assets to the Purchaser. Such offer shall be received by the Servicer on behalf of the Purchaser. In addition, all data contained in the Notice of Sale shall be recorded on a computer disk. Any Notices of Sale prepared in accordance with this Clause 2.3 shall be delivered to the Administrator on the Report Date immediately following their preparation.

(c) The Aggregate Purchase Price to be specified in the Notice of Sale will be determined by the Seller on the basis of Clause 2.5. In connection with any such Reinvestment the Seller is entitled to Collections in the amount of the difference between the Aggregate Unpaid Balance of the Receivables purchased and the relating Aggregate Purchase Price.

(d) The offer for sale made to the Purchaser as described above shall be accepted by the Seller on behalf of the Purchaser by countersigning the Notice of Sale in the name of the Purchaser. Payment of the Purchase Price shall be made on the Augsburg Business Day following such acceptance either by (i) set-off against the Purchaser's claim for transferring to it the relevant Collections, or by (ii) transfer of an amount equal to the Aggregate Purchase Price from the Collection Account to the Seller Account.

(e) In addition to the representations and warranties set forth under Clause 6, the following representations and warranties shall be deemed to be made by the Seller to the Purchaser each time the Seller accepts an offer for sale of Receivables on behalf of the Purchaser in accordance with this provision:

         (i) all information contained in the relevant Notice of Sale and in the delivered electronic data lists is true and accurate;

         (ii) no Termination Event or Unmatured Termination Event has occurred or is existing.

         (iii) the sale of the Receivables offered in the relevant Notice of Sale shall not result in the Purchaser's Total Investment exceeding the Purchase Limit.

         (iv) the sale of the Receivables offered in the relevant Notice of Sale shall not result in any Concentration Limits being exceeded.

2.4      INCREMENTAL PURCHASES

(a) On each Settlement Date following a Report Date the Seller shall be entitled to offer Receivables to the Purchaser on behalf of the Seller in accordance with this provision the purchase of which will increase the Purchaser's Total Investment. To that end the Seller shall attach to the Servicer Package to be delivered in accordance with Clause 3.3 an offer in the form of Schedule 7 hereto and containing all information required to be given therein by 11.00 a.m. (Augsburg local time) on the Reporting Date (an "INCREMENTAL OFFER"). Such delivery of an Incremental Offer by the Servicer to the Program Administrator shall constitute an irrevocable offer of the Seller for sale of the Receivables offered in the Incremental Offer and all Related Assets to the Purchaser.

(b) Upon timely receipt of the Servicer Package along with an Incremental Offer, the Purchaser shall accept such offer by transferring on the following Settlement Date the Aggregate Purchase Price specified in the relevant Incremental Offer to the Seller Account.

(c) In addition to the representations and warranties set forth under Clause 6, the following representations and warranties shall be deemed to be made by the Seller to the Purchaser on each Report Date:

         (i) all information contained in the Incremental Offer delivered on this Reporting Date is true and accurate;

         (ii) no Termination Event or Unmatured Termination Event has occurred or is existing.

         (iii) the sale of the Receivables offered in the relevant Incremental Offer shall not result in the Purchaser's Total Investment exceeding the Purchase Limit.

         (iv) the sale of the Receivables offered in the relevant Incremental Offer shall not result in an exceeding of the Concentration Limits.

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                                     - 10 -

2.5      PURCHASE PRICE

         The "Purchase Price" to be paid to the Seller for each Purchase shall be equal to the aggregate Unpaid Balance of all Sold Receivables less the aggregate Discount for such Receivables as determined by the Seller, acting for and on behalf of the Administrator in accordance with this Agreement.

2.6      LIMITATION ON ALL PURCHASES

         Without limiting the provisions of Clause 2.4 and Clause 5 hereof, the Seller acknowledges that no Purchase shall in any event be made hereunder to the extent that, after giving effect to such Purchase the Purchaser's Total Investment would exceed the Purchase Limit unless the Administrator shall have specifically agreed in writing to increase such limit in which case, and for as long as such increase has been agreed. The Administrator shall not consent to increase the foregoing limit without the prior consent of the Liquidity Purchasers and written confirmation from each of the Rating Agencies then rating the Commercial Paper Notes that such higher exposure will not result in a downgrading or withdrawal of the ratings of the Commercial Paper Notes.

3.       PROCESSING OF COLLECTIONS; SETTLEMENTS

3.1      REGULAR PROCESSING OF COLLECTIONS

         (a)      (i)      The Purchaser at all times thereafter until the Final
                  Payment Date shall maintain the Transaction Account;

                  (ii) the Seller shall ensure that, as soon as possible but no later that 31 May 31 2003, the Account No. 2 will be established with The Bank of America, Frankfurt am Main, such Account shall be designated as Collection Account and shall be pledged for the benefit of the Purchaser pursuant to the Pledge Agreement and that such Account is notified to the Obligors as the Account on which payments on the Sold Receivables shall exclusively be made.

                  (ii) the Seller shall at all times until the Final Payment Date maintain (at its own expense, including without limitation, all transaction fees and expenses), the Collection Account and, after the Pledge Agreement has been entered into, the pledge granted on it pursuant to the Pledge Agreement.

         (b) The Purchaser shall maintain the existing authorisation of the Transaction Account Bank to receive and execute the instructions of the Administrator, or its designee, with respect to the operation of the Transaction Account. Without limiting the generality of the foregoing, the Purchaser shall maintain the existing authorisation of the Transaction Account Bank to receive, disburse or transfer funds at such times and in such manner as may be specified by the Administrator or its designee from time to time, provided that any instructions

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                                     - 11 -

                  issued by or under the authority of the Administrator to the Transaction Account Bank shall be in accordance with this Agreement.

         (c) Subject to limitations of liability set forth in this Agreement, the Administrator accepts the authority granted by the Purchaser and shall operate Transaction Accounts to the extent permitted by the Transaction Account Bank in accordance with the terms and conditions of this Agreement.

         (d) From time to time as may be required during the term of this Agreement, the Purchaser shall maintain limited, revocable, powers of attorney to the Servicer for the purpose of operating the Collection Account. Without limiting the generality of the foregoing, for as long as the Servicer is so authorised, the Servicer may make deposits to, withdrawals from, or transfer funds to or from the Collection Account at such times and in such manner as the Servicer determines, provided that:

                  (i) the Purchaser may terminate the power of attorney granted to the Servicer at any time following the occurrence of a Termination Event, an Unmatured Termination Event or Servicer Transfer Event, as the case may be, by delivering notice of such termination to the Servicer and the Collection Account Bank; and

                  (ii) the Servicer agrees to cease withdrawing or transferring funds from the Collection Account upon receiving notice from the Administrator (acting for and on behalf of the Purchaser) that the Servicer's power of attorney has been revoked.

         (e) The Seller continues to procure that the Eligible Obligors shall remit payments in respect of Sold Receivables directly to the Collection Account. If any Obligor should remit payment to the Seller or the Servicer rather than to the Collection Account, and such payment constitutes a Collection of a Receivable (whether such payment is in the form of cash, cheques, or any similar instruments), it shall be immediately turned over to the Servicer (if such payment is received by the Seller) and the Servicer shall not later than three Augsburg Business Days after receiving such Collection, deposit it to the Collection Account.

3.2      REMITTANCE OF COLLECTIONS AND OTHER PAYMENTS

         (a) Subject to Clause 3.2 (d), for each Settlement Period, the Servicer shall transfer an amount equal to the aggregate of all Collections received in respect of Sold Receivables during such Settlement Period and not applied towards Reinvestments pursuant to Clause 3.6 to the Purchaser by making payment to the Transaction Account. Such payments shall be made by the close of business of the Augsburg Business Day immediately following the relevant Cut-Off Date. If at any time it is determined to the satisfaction of the Administrator that amounts deposited to the Transaction Account:

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                                     - 12 -

                  (i)      are not actual or deemed Collections on Sold
                           Receivables; or

                  (ii) constitute Collections representing payments on Sold Receivables received prior to the relevant Cut-Off Date that were not included in the Unpaid Balance of such Sold Receivables for purposes of calculating the relevant Purchase Price;

                  the Administrator shall forthwith give notice to the Servicer of such determination and not later than two Augsburg Business Days after issuing such notice make payment of such amounts to the Seller's Account.

         (b) On each Settlement Date, the Seller shall pay to the Administrator for the account of the Purchaser all other amounts due to the Purchaser on such date pursuant to the Transaction Documents, including VAT recovered pursuant to Clause 7.7 during the month that ended on the preceding Cut-Off Date.

         (c) Based on the information set forth in the Servicer Package delivered on the preceding Report Date, the Administrator shall on each Settlement Date disburse the aggregate of:

                  (i) the balance standing to the credit of the Transaction Account on such Settlement Date; and

                  (ii) all funds received by the Purchaser or the Administrator on such Settlement Date pursuant to Clauses 12.1, 12.2 and 13.5;

                  to the Persons and in such amounts as are specified in
                  Schedule 2, and, if the sum of the foregoing amounts is less than the total amount required to pay all Persons specified in
                  Schedule 2, then according to the order of priority set out therein.

         (d) Upon request of the Administrator, after the occurrence and during the continuance of a Termination Event, an Unmatured Termination Event or a Servicer Transfer Event, the Servicer shall remit or cause to be remitted to the Collection Account or to the Administrator all Collections received in respect of Sold Receivables and all other amounts described in the foregoing sub-clause (b) on a weekly basis, or on a daily basis if directed to do so by the Administrator, and there shall be an additional "Cut-Off Date" on the second Business Day of each relevant week and an additional "Report Date", "Billing Date" and "Settlement Date" on successive one Business Day intervals after such Cut-Off Date. Following the occurrence of a Termination Event or Servicer Transfer Event, the Servicer shall segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Sold Receivables as the Administrator may direct and deposit in the Collection Account designated by the Administrator all such cash, cheques and other instruments as soon as practicable and in any event on the first Augsburg Business Day following receipt by the Servicer of such Collections and will give such payment instructions and take such other steps as the Administrator may reasonably require.

         (e) The Servicer shall not be authorised or permitted to make any withdrawals from the Collection Account other than as specifically provided in this Clause 3.

3.3      THE SERVICER PACKAGE

         On or before 9.00 a.m., CET, on each Report Date, the Servicer shall deliver to the Administrator and the Purchaser a Servicer Package, dated such Report Date. Such Servicer Package shall be accompanied by such information as the Administrator or the Purchaser may reasonably request for the purpose of effecting an accounting and settlement hereunder on the immediately following Settlement Date.

3.4      THE SERVICER'S FEE CALCULATIONS

         On each Billing Date, the Administrator shall notify the Servicer of the amount of the Servicer's Fee accrued during the Settlement Period preceding such Billing Date.

3.5      DEEMED COLLECTIONS

         (a)      If on any day:

                  (i) the Unpaid Balance of any Sold Receivable is reduced, cancelled or adjusted as a result of:

                           (A)      any defective, rejected, returned,
                                    repossessed or foreclosed goods;

                           (B) any inaccuracies or clerical errors in the Contract (including cancellation of duplicate invoices, cancelling and re-issuing of invoices in subsequent Settlement Periods, cancelling invoices on account of failing to correctly identify the obligor, inaccuracies or errors in the Standard Terms and Conditions, etc.);

                           (C)      any defective or rejected services;

                           (D) subsequent negotiation or agreement with any Obligor concerning the amount that an Obligor is required to pay for sold goods, the sale of which by the Seller to the Obligor has given rise to the Sold Receivable;

                           (E) any discount or adjustment by the Seller or any other Person or any obligation of the Seller or any other Person to make such a discount or adjustment (including on account of credits, rebates, chargebacks, inventory transfers and allowances for early payments and including, for the avoidance of doubt, any discount arrangement entered into in relation to payments of Obligors made by way of bills of exchange, cheques or other instruments, but excluding any adjustment on account of such Sold Receivable having been collected in whole or in part or having been written off or written down as a result of a good faith determination that the Obligor is not creditworthy); or

                           (F) a setoff in respect of any claim by the Obligor thereof against the Seller or any other Person (whether such claim arises out of the same or a different transaction);

                  (ii) any Sold Receivable is reduced, cancelled or adjusted and the Seller's representation and warranty to the Purchaser that such Sold Receivable was an Eligible Receivable was not true when made; or

                  (iii) any Sold Receivable is subject to other security interests or the Purchaser does not have a valid and perfected interest therein notwithstanding the assignment of security to the Purchaser pursuant to Clause 2.1;

                  then the Seller shall be deemed to have received a Collection of such Sold Receivable in the amount of such reduction, cancellation or adjustment on the date of such reduction, cancellation or adjustment.

         (b) Not later than the first Business Day after the Seller is deemed pursuant to this Clause 3.5 to have received any Collections, the Seller shall transfer to the Collection Account or make payment to the credit of the Collection Account in immediately available funds in the amount of such deemed Collections, and the Servicer shall allocate such deemed Collections to the same extent as if such Collections had actually been received on the date of such delivery by the Servicer.

3.6      REINVESTMENT OF CERTAIN COLLECTIONS: PAYMENT OF REMAINING COLLECTIONS

         (a) On the close of business on each Business Day during the period from the Effective Date to the Termination Date, the Servicer shall, out of all Collections received on such day relating to Sold Receivables and Related Assets:

                  (i) set aside and hold in trust for the Purchaser an amount equal to the sum of the estimated amount of the Earned Discount (based on rate information provided by the Administrator), all other amounts due to the Purchaser, the Administrator or the Relationship Bank hereunder (in each case, accrued through such day) and not previously so set aside;

                  (ii) apply the Collections relating to Sold Receivables and not required to be set aside pursuant to sub-clause (a)(i) to Reinvestments, provided that:

                           (x)      if the then given Purchaser's Total
                                    Investment would exceed the Purchase Limit, then the Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, a portion of such Collections which, together with other of such Collections previously set aside and then so held, shall equal the amount necessary to reduce the Purchaser's Total Investment to the Purchase Limit; and

                           (y) if any of the conditions precedent to Purchases (subject to the proviso set forth in this Agreement), are not satisfied, then the Servicer shall not reinvest any of such remaining Collections, but shall set them aside and hold them in trust for the benefit of the Purchaser;

                  (iii) without prejudice to Clause 3.2(a), make available to the Seller the Collections applied to Reinvestments pursuant to sub-clause (a)(ii).

         (b) The Servicer shall set aside and hold in trust for the benefit of Purchaser all Collections which, pursuant to sub-clause
                  (a)(ii), may not be reinvested in Eligible Receivables and Related Assets. If, prior to the date when such Collections are required to be paid to the Administrator for the benefit of Purchaser pursuant to sub-clause (c)(iii), the amount of Collections so set aside exceeds the amount, if any, necessary to reduce the Purchaser's Total Investment to the Purchase Limit, and the conditions precedent to Purchases (subject to the proviso set forth in this Agreement) are satisfied, then the Servicer shall apply the remaining portion of the Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

         (c)      Payments of Amounts Set Aside:

                  (i) On or before 12.00 noon (CET) on the last day of each Yield Period with respect to that portion of the Asset Interest funded by a Liquidity Purchase or a Credit Draw, the Administrator shall notify the Servicer of the amount of Earned Discount accrued in respect of such portion of the Asset Interest during such Yield Period and the Servicer shall pay such amount to the Administrator on such day out of the Collections set aside pursuant to sub-clause (a)(i).

                  (ii) The Servicer shall pay all amounts of Collections set aside pursuant to sub-clause (a)(i) and not applied pursuant to sub-clause (c)(i) to the Administrator on the Settlement Date for each Settlement Period, as provided herein.

                  (iii) The Servicer shall pay all amounts set aside pursuant to sub-clause (b) to the Administrator for the account of the Purchaser (A) on the last day of the then current Yield Period for any portion of the Asset Interest funded by a Liquidity Purchase or a Credit Draw, and (B) on the Settlement Date for each Settlement Period, in an amount not exceeding that portion of the Asset Interest funded by Commercial Paper Notes; provided, however, that

                  (x)      no such payment shall be made under sub-clause
                           (a)(ii)(x) above with respect to that portion of the Asset Interest funded by a Credit Draw unless the Aggregate Purchaser's Total Investment, if any, funded by Commercial Paper Notes or Liquidity Purchases shall have been reduced to zero; and

                  (y) no payment shall be made under sub-clause (a)(ii)(y) above unless the Aggregate Purchaser's Total Investment, if any, funded by Liquidity Purchases shall have been reduced to zero.

         (d) Wherever in this Clause 3.6 the Servicer shall set aside and hold in trust for the Purchaser certain amounts out of all Collections received relating to purchased Eligible Receivables and Related Assets, in relation to such portion to be set aside and held in trust for the Purchaser the Servicer shall not be entitled to withdraw or transfer any funds from the Collection Account and the powers of attorney granted to the Servicer pursuant to Clause 3.1(d) shall, as between the Purchaser and the Servicer, be restricted and shall not apply to such portion.

4.       FEES, COMPUTATIONS AND WITHHOLDING TAXES

4.1      THE SERVICER'S FEE

         From the date hereof until the Final Payout Date, the Servicer shall be entitled to receive from Collections, payable as provided in Clause 3.2, a fee (the "SERVICER'S FEE") which shall accrue during each Settlement Period, at a rate of 1.0 % per annum on the Receivables Balance at the opening of the Servicer's business on the first day of such Settlement Period. Subject to Clause 3.2, the Servicer's Fee accrued during each Settlement Period shall be paid in arrears on each Settlement Date and on the Final Payout Date.

4.2      PAYMENTS AND COMPUTATIONS ETC

         (a) All amounts to be transferred or paid by the Seller or the Servicer to the Administrator or any other Person hereunder shall be paid or deposited in accordance with the terms hereof, without setoff, deduction or counterclaim, not later than 11:00 a.m., CET, on the day when due in immediately available Euros to the Transaction Account.

         (b) The Seller or the Servicer, as applicable, shall, to the extent permitted by applicable law, pay to the Purchaser interest on all amounts not paid or deposited when due by the Seller or the Servicer, as applicable, hereunder at a rate per annum equal to the sum of the Base Rate from time to time in effect plus a margin of 3 % p.a., payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

         (c) All computations of interest and the Servicer's Fee shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

         (d) Each calculation or report made by the Administrator hereunder shall be conclusive and binding upon the parties hereto for all purposes of this Agreement in the absence of manifest error.

         (e) It is of the essence of this Agreement that the parties hereto make the various payments hereunder in EUR. The obligation of each party to make each payment in EUR shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgement, which is expressed in or converted into any other currency (including the payment of damages for breach of this Agreement) until and except to the extent such tender or recovery shall result in the actual receipt by the receiving party in EUR of the amount expressed to be payable in that currency. The obligation of each party to make payments in EUR shall be enforceable as an alternative or additional claim for the purpose of recovery of the amount (if any) by which such actual receipt shall fall short of the full amount of EUR and shall not be affected by judgement being obtained for any other sum due under this Agreement.

         (f) After the occurrence and during the continuance of any Programme Liquidation Event in respect of the Purchaser (as notified to the Seller and the Servicer by the Administrator), all of the Seller's and the Servicer's rights to payments (other than Purchase Price payments, payments under Clause 4.3, and Collections in respect of Receivables that are not Sold Receivables) from the Purchaser hereunder shall be subordinated and subject to the prior payment in full and in cash of all Commercial Paper Notes, amounts payable under related interest rate and currency exchange contracts and all amounts payable to the Purchaser Parties in respect of the financing of the Purchases hereunder. To the extent any such amount is owed by the Purchaser at a time when the Purchaser does not have sufficient funds available to pay such amount in full (whether as a result of the preceding sentence or otherwise), payment of such amount shall be deferred until such time as the Purchaser has such funds available. Neither the Seller nor the Servicer shall have any right to set off or net any amount owed by the Purchaser hereunder against any amount owed by the Seller or the Servicer (as the case may be) hereunder except as set forth in Clause 4.3.

4.3      CHANGES IN WITHHOLDING TAX RATES

         The Seller and the Purchaser intend for Purchases hereunder to be neutral from the perspective of withholding tax. Therefore, the Seller agrees to reimburse the Purchaser for the amount of any withholding tax actually suffered with respect to Collections above what was assumed in determining the Purchase Price for the relevant Receivable(s). Similarly, the Purchaser agrees to make additional payments to the Seller in the amount of any increased actual Collections received as a result of the application of any withholding tax at a lower rate than was assumed in determining the Purchase Price of the relevant Receivable(s). Amounts payable pursuant to this Clause
         4.3 in respect of each Settlement Period shall be netted, and the appropriate net amount (if any) shall be paid to the appropriate party on each Settlement Date following such Settlement Period.

5.       PURCHASE CONDITIONS

         Each Purchase hereunder (and the Purchaser's obligation to pay any Purchase Price therefor) shall be subject, inter alia, to the further conditions precedent that:

         In relation to each Reinvestment, on the date of such Purchase the following statements shall be true (and the Seller shall be deemed to have certified that and, by delivering the Notice of Sale with respect to the Reinvestments having occurred during the preceding Settlement Period to which the relevant Notice of Sale relates, shall be deemed to have confirmed):

         (i) the representations and warranties contained in Clause 6 (other than, in the case of each Purchase, those set forth in Clause 6.4 (a)) are true and correct on and as of such day as though made on and as of such day;

         (ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such Purchase;

         (iii)    the Termination Date has not occurred; and

         (iv) the aggregate Unpaid Balance of all Receivables being subject to Reinvestments having occurred during the preceding Settlement Period, as confirmed in the relevant Notice of Sale, shall be EUR 1,000,000 or greater.

6.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as follows (it being agreed that the Seller shall not represent or warrant as to the collectability of any Receivable):

6.1      ORGANISATION

         The Seller is validly existing as a limited partnership under the laws of the Federal Republic of Germany with the General Partner as its sole general partner; the Seller is duly qualified to do business and possesses all necessary licenses and approvals in each jurisdiction in which the nature of its business requires such qualification, licenses or approvals, except where the failure to have or maintain such qualifications, licenses or approvals is not reasonably likely to have a Material Adverse Effect.

6.2      POWER, AUTHORISATION AND NON-CONTRAVENTION

         The execution, delivery and performance by the Seller of the Transaction Documents to which either of them is a party, including the sale of Receivables thereunder:

         (a)      are within the powers of the Seller;

         (b) have been duly authorised by all necessary action on the part of the Seller;

         (c) do not violate or constitute (with or without notice or lapse of time or both) a default under:

                  (i)      the organisational documents of the Seller;

                  (ii) any contractual restriction binding on or affecting the properties of the Seller; or

                  (iii) any law, rule, regulation, order, writ, judgement, injunction or decree binding the properties of the Seller;

         (d) do not result in the imposition of any Adverse Claim on the properties of the Seller other than in connection with the transactions contemplated by the Transaction Documents; and

         (e) do not require any authorisation, approval or other action by, or notice to or filing with, any governmental authority or regulatory body (except for any of such which have been obtained, made or given, which are in full force and effect and copies of which have been given to the Administrator).

6.3      ENFORCEABILITY: VALID SALE

         This Agreement constitutes, and each other Transaction Document to be signed by the Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of creditors' rights generally. This Agreement has been duly executed and delivered by the Seller and each Purchase hereunder shall constitute a valid sale, transfer, and assignment of the relevant Sold Receivables and their Related Assets to the Purchaser pursuant to which the Purchaser shall obtain ownership of such Sold Receivables and Related Assets free and clear of any Adverse Claim, except that with respect to the goods underlying such Sold Receivables, the Purchaser shall obtain a valid security interest in such underlying goods, free and clear of any Adverse Claims other than the Adverse Claims, if any, with respect to such underlying goods, enjoyed by suppliers of components, raw materials or parts to the Seller.

6.4      FINANCIAL CONDITION

         (a) The consolidated balance sheet and profit and loss accounts of the Seller and its consolidated Subsidiaries as at 31 December 1999 (the "STATEMENT"), and the related statement of consolidated cash flows (sources and uses of funds) and statement of changes in partners' equity for the fiscal year then ended, in each case certified by Deloitte & Touche, copies of which have been furnished to the Administrator, fairly present in all material respects the financial condition of the Seller and its consolidated Subsidiaries as at such date and the results of the operations of the Seller and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations, assets or business of the Seller and its consolidated Subsidiaries, taken as a whole.

         (b) The Seller is not insolvent (zahlungsunfahig) or overindebted (uberschuldet).

6.5      LITIGATION

         There is no pending or, to the knowledge of the Seller, threatened litigation, action, proceeding or labour controversy affecting the Seller or any of their respective Subsidiaries, or any of their respective properties, businesses, assets or revenues, which (a) might reasonably be expected to have a Material Adverse Effect, (b) asserts the invalidity of any Transaction Document, or (c) seeks to prevent the consummation of any of the transactions contemplated by any Transaction Document.

6.6      OWNERSHIP OF RECEIVABLES

         Immediately before its sale hereunder, each Sold Receivable and its Related Assets were owned by the Seller free and clear of any Adverse Claim, other than, with respect to the goods underlying such Sold Receivables, any Adverse Claim enjoyed, if any, by suppliers of components, raw materials or parts to the Seller.

6.7      ELIGIBLE RECEIVABLES

         Each Receivable included in each Purchase was an Eligible Receivable on the date of such Purchase, and all data set forth in each Notice of Sale relating to the Reinvestments occurring during the preceding Settlement Period were correct in every material respect on the date of such Purchase.

6.8      ACCURACY OF INFORMATION

         All written information furnished on or before the date on which this representation is made or deemed made or repeated by the Seller or any of its Affiliates to the Purchaser, the Administrator or the Relationship Bank for purposes of, or in connection with, this Agreement and all other Transaction Documents or any transaction contemplated hereby or thereby, is true and accurate in every material respect on the date as of which such information is dated or certified, and is not incomplete by omitting to state a material fact or any fact necessary to make the statements contained therein not misleading on the date as of which such information is dated or certified, provided that the Seller or any of its Affiliates may update and correct any such information previously furnished by the Seller or such Affiliate that is inaccurate or misleading in any material respect, which shall be deemed to cure from and after the date such correction is provided to the parties who previously received the related inaccurate information, the inaccuracy of the representation and warranty made herein with respect to such information (without affecting the rights of the Purchaser, the Administrator or the Relationship Bank as a result of the existence of such inaccuracy prior to the time such cure is effected).

6.9      TAXES

         The Seller has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges owed by the Seller, as the case may be, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with the GAAP shall have been set aside on its books or where the failure to file such returns or pay such taxes or charges is not reasonably likely to have a Material Adverse Effect.

6.10     COMPLIANCE WITH APPLICABLE LAWS

         The Seller is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities, except for violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

6.11     CONSUMER PROTECTION LAWS

         No Contract relating to any Sold Receivable or any transaction contemplated by such Contract, and no Purchase or other transaction contemplated hereby, requires compliance with any law on consumer contracts or consumer protection or any similar law of any relevant jurisdiction (including sections 491 et seq. of the German Civil Code).

6.12     LOCATION OF RECORDS

         The Seller (individually and as the Servicer) keeps all of the Records relating to Sold Receivables at one or more of the locations specified in Schedule 5a or at such other locations as have been approved in advance by the Administrator.

6.13     EXTENDED RETENTION OF TITLE RIGHTS

         In the event a Sold Receivable is sold hereunder, which is subject to an extended retention of title right (verlangerter Eigentumsvorbehalt) of suppliers of the Seller,

         (a) the aggregate of the parts of such Sold Receivable assigned to such suppliers does not exceed 80% of the purchase price to be paid by the Purchaser to the Seller for the Sold Receivable;

         (b) the contracts concluded with such suppliers are such which are customary in the Seller's business as of the time of sale of such Sold Receivable; such contracts provide in particular for a right of the Seller to collect the Sold Receivables on behalf of the respective supplier holding the extended retention of title right.

7.       COVENANTS OF THE SELLER

         From the date hereof until the Final Payout Date, unless the Administrator and Relationship Bank shall otherwise consent in writing, the Seller shall comply with the restrictions made applicable to them by this Clause 7.

7.1      LEGAL MATTERS

         The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders; and shall preserve and maintain its existence, rights and franchises, except, in each case, where the failure to comply with such laws, rules, regulations or orders or to preserve or maintain any right or franchise could not reasonably be expected to have a Material Adverse Effect.

7.2      BOOKS AND RECORDS

         The Seller shall maintain administrative and operating procedures (including an ability to recreate records evidencing Sold Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, reasonably necessary or advisable for the collection of all Sold Receivables (including records adequate to permit the identification of each Sold Receivable and all Collections of and adjustments to each Sold Receivable); and the Seller shall not change the locations at which it keeps Records without the advance written consent of the Administrator.

7.3      AUDITS

         (a) The Seller shall permit the Administrator, the Relationship Bank or any of their agents or representatives, at any time during regular business hours, (i) to examine and make copies and extracts from the Records, including the Contracts relating to the Sold Receivables, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and to discuss matters relating to the Sold Receivables or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters and (iii) to meet with the Seller's independent auditors, to review such auditors' work papers relating to any letter delivered pursuant to Clause 8.3 (d) and otherwise to review with such auditors the Records; it being understood that the Administrator intends to make such visits at least twice in each calendar year, provided, however, that in the case of any aforementioned audit, meeting, or examination of records which is not required to take place at the offices or properties of the Seller, the time and place of such audit, meeting, or examination of records may take place shall be agreed upon by the Seller and the Administrator.

         (b) Without limiting the provisions of sub-clause (a) above, the Seller shall, on request of the Administrator made from time to time, permit accountants or other auditors acceptable to the Administrator to conduct, at the Seller's expense, a review of the Records, provided that the Administrator shall cause the auditors to use all reasonable commercial efforts to minimise any disruption to the Seller's business in the course of conducting any such review of the Records.

         (c) Notwithstanding anything in this Clause 7.3 to the contrary, unless a Servicer Transfer Event has occurred and is continuing, the Seller shall not be obligated to pay the expenses of more than two such reviews during the twelve month period following the date of this Agreement and one such review during any subsequent twelve month period.

7.4      CREDIT AND COLLECTION POLICY

         The Seller shall comply in all material respects with the Credit and Collection Policy with regard to each Sold Receivable and each Contract related thereto and not make any change in the Credit and Collection Policy which would impair the collectability of any Sold Receivable (other than adjustments that give rise to deemed Collections in respect thereof pursuant to Clause 3.5), reduce materially the creditworthiness required of the Seller's customers or otherwise adversely affect the Purchaser's interests or remedies under any Transaction Document.

7.5      REPORTING REQUIREMENTS OF THE SELLER

         The Seller shall furnish to the Administrator:

         (a) as soon as available, and in any event within two months after the end of each quarter other than the final quarter, and within three months after the end of the final quarter, of each fiscal year of the Seller, copies of the Seller's unaudited balance sheet, profit and loss accounts, and statement of changes in partners' equity, prepared in conformity with GAAP, duly certified by the chief financial officer of the Seller, together with a certificate from such officer;

         (b) as soon as available and in any event within six months after the end of each fiscal year of the Seller, copies of the Seller's balance sheet, profit and loss accounts and statement of changes in partners' equity, prepared in conformity with GAAP, duly certified by Deloitte & Touche or such other firm of accountants approved by the Administrator, together with a certificate from Deloitte & Touche or such other firm of accountants approved by the Administrator and including the statement of cash flow (sources and uses of funds);

         (c)      (i)      as soon as available and in any event within 120 days
                  after the end of each fiscal year of the Shareholder, copies of the Shareholder's annual balance sheet (and an annual profit and loss statement), certified by a designated financial officer of the Shareholder and prepared on a consolidated basis in conformity with GAAP;

                  (ii) as soon as available, and in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Shareholder (other than the last fiscal quarter of each fiscal year), copies of the Shareholder's quarterly balance sheet (and profit and loss statement) for the period from the beginning of the fiscal year to the close of such quarter), certified by a designated financial officer of the Shareholder;

                  (iii) each time financial statements of the Shareholder are furnished pursuant to clauses (c)(i) or (c)(ii), a certificate signed by a designated financial officer, dated the date of such financial statements confirming (A) that the Shareholder maintains a system of accounting established and administered in accordance with GAAP and (B) that the financial statements furnished to the Administrator are in compliance with GAAP;

                  (iv) promptly upon becoming available, a copy of each report or proxy statement filed by the parent of the Shareholder with the Securities and Exchange Commission or any exchange;

         (d) as soon as the Seller learns of the occurrence of any Termination Event or Unmatured Termination Event, notice of such event, followed (as soon as practicable and in any event within five Business Days of such notice) by a written statement of the chief financial officer or chief accounting officer of the Seller setting forth details of such event and the action that the Seller proposes to take with respect thereto;

         (e) as soon as possible and in any event within three Business Days of the Seller learning thereof, notice of:

                  (i) any previously undisclosed litigation, action or proceeding which could reasonably be expected to have a Material Adverse Effect;

                  (ii) any material adverse development in any previously disclosed litigation; and

                  (iii) the assertion of any Adverse Claim on or against any Sold Receivable or Related Asset (other than any Adverse Claim enjoyed by suppliers of components, raw materials or parts to the Seller prior to any attempt to foreclose on such Adverse Claim);

         (f) prior to its effective date, notice of any change in the Credit and Collection Policy;

         (g) within four Business Days of receipt of a request from the Administrator for the same, an interim Servicer Package for purposes of computing the Purchaser's Total Investment, the aggregate Unpaid Balance of all Receivables, the aggregate Collections being held in the Collection Account and the amount of Receivables that have become Defaulted Receivables, Delinquent Receivables or Diluted Receivables since the date of the last Servicer Package, in each case as of a date specified by the Administrator; and

         (h) so soon as is practicable, such other information, documents, records or reports as the Administrator may from time to time reasonably request.

7.6      SALES, LIENS, ETC.

         Except pursuant to the Transaction Documents, the Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon, any Sold Receivable, any Related Asset, or any bank account to which any Collections of any Sold Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, other than, with regard to the goods underlying such Sold Receivables, if any, any Adverse Claim enjoyed by suppliers of components, raw materials or parts to the Seller.

7.7      VAT

         The Seller shall use its best efforts promptly to recover VAT with respect to any Sold Receivable to the extent permitted by applicable law.

7.8      MERGERS, ACQUISITIONS, SALES, ETC.

         The Seller shall not be a party to any merger or consolidation, or purchase or otherwise acquire, in one or in a series of transactions, all or substantially all of the assets or any stock or other equity interest of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or (except in the ordinary course of its business) any substantial part of its assets (other than sales of Receivables hereunder or otherwise) unless prior to and after giving effect to any such transaction no Termination Event has occurred. Any entity (i) into which the Seller may be merged or consolidated, (ii) that may result from any merger, conversion, or consolidation to which the Seller is a party, or (iii) that may succeed by purchase and assumption to all or substantially all of the business of the Seller, where the Seller in any of the foregoing cases is not the surviving entity, which entity in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Seller and the Servicer under this Agreement, shall be the successor to the Seller and the Servicer under this Agreement without any further action on the part of any of the parties to this Agreement, subject to receipt by the Administrator of any legal opinions, officer's certificates or other documents that the Administrator may reasonably require.

7.9      RESTRICTED PAYMENTS

         The Seller shall not purchase or redeem, or permit any Subsidiary to purchase or redeem, any partnership interests in the Seller, make any distribution to partners or set aside any funds for any such purpose, or repay, purchase or redeem, or permit any Subsidiary to purchase, any of the Seller's subordinated indebtedness or indebtedness to partners.

7.10     CHANGES TO ORGANISATIONAL DOCUMENTS

         The Seller shall provide prompt written notice to the Administrator of any proposed changes to the Seller's partnership agreement or any of the Seller's other financial arrangements with the Seller's partners shareholders.

7.11     EXERCISE OF RIGHTS

         The Seller shall not exercise any right it may have against any Obligor of any Sold Receivable with respect to the termination of any Contract or the repossession of any Related Asset without the prior written consent of the Administrator, such consent not to be unreasonably withheld.

7.12     PAYMENTS TO OTHER BANK ACCOUNTS

         In accordance with the terms of this Agreement, the Seller shall pay or cause to be paid all Collections of Receivables directly into the Collection Account or such other accounts as are permitted under this Agreement or approved by the Administrator from time to time. Should for any reason an Obligor make a payment of a Collection into a bank account other than as aforesaid or effect payment to the Seller in any manner whatsoever, regardless of the instructions received by the Seller, the Seller shall forthwith remit payment in amounts equal to such Collection to the Servicer, who shall deposit the payment to the Collection Account in accordance with Clause 3.1 (e).

7.13     SERVICER REPORTS

         The Servicer shall provide the Administrator with monthly Servicer reports for the immediately preceding Settlement Period in such form as the Administrator may from time to time specify. A monthly Servicer report shall be delivered to the Administrator on or before each Report Date with respect to the immediately preceding Settlement Period.

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                                     - 27 -

8.       ADMINISTRATION AND COLLECTION

8.1      RIGHTS OF THE ADMINISTRATOR

         (a) Upon the occurrence of a Termination Event or an Unmatured Termination Event, the Administrator may itself notify, or require the Seller or the Servicer to notify, some or all of the Obligors of Sold Receivables of the Purchaser's ownership of some or all of the Sold Receivables and the Related Assets and direct that payments be made directly to the Administrator, and the Seller or the Servicer (as the case may be) shall comply with any such requirement.

         (b) If the Seller fails to perform in any material respect any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrator or its designee incurred in connection therewith shall be payable by the Seller as provided in Clause 13.5.

         (c) The Purchaser hereby grants to the Administrator, and the Administrator accepts, an irrevocable mandate, effective upon the occurrence of a Servicer Transfer Event, to debit from the Collection Account any amounts standing or accruing to the credit thereof, to request the Collection Account Bank to transfer such amounts to any other account designated by the Administrator and to take any other action permitted under this Agreement.

         (d) In order to enable the Administrator to effect the mandate granted in sub-clause (c) above with greater accuracy, the Servicer, pending the appointment of a substitute servicer, shall, at the request of the Administrator, provide daily reports to the Administrator detailing the Collections received on each Business Day, each such report to be delivered not later than 9:00 a.m., CET, on the next following Business Day.

         (e) Without prejudice to the provisions of Clauses 8.1 (a) to (d) inclusive, the Seller irrevocably constitutes and appoints the Administrator, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of a Termination Event to take such action as the Administrator may deem necessary or desirable in order to protect the interests of the Purchaser and/or the Liquidity Purchasers and/or the Administrator, and/or to perfect title to any of the Sold Receivables, or Related Assets, including the redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of the Seller under or in connection with this Agreement, and to exercise all other remedies of the Seller under this Agreement or existing at law. In furtherance of the power herein granted, the Seller will assist and co-operate with the Administrator and provide such facilities as the Administrator may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of the Seller. The Administrator is hereby released from the restrictions under Section 181 of the German Civil Code.

8.2      DESIGNATION OF THE SERVICER

         (a) The servicing, administering and collection of the Sold Receivables shall be conducted by the Person designated as the Servicer hereunder ( the "SERVICER") from time to time in accordance with this Clause 8.2. The Seller is hereby designated as the initial Servicer and hereby agrees to act as such. So long as the Seller is the Servicer, the Servicer may use the Seller's Subsidiaries and sales representatives as its agents and/or subcontractors to fulfil its duties under this Agreement; provided that the Servicer shall remain liable for the performance of its obligations under this Agreement.

         (b) Upon or after the occurrence of any Termination Event (other than any Termination Event described in Clauses 9.1 (i), (k) or (l) or any event which, in the Administrator's reasonable opinion, could have a material adverse effect on the Seller's ability to perform its obligations as the Servicer hereunder (any such Termination Event or other event being herein called a "SERVICER TRANSFER EVENT"), the Administrator may designate a new Servicer by written notice to the other parties to this Agreement. The Seller agrees that upon notice of such designation it shall:

                  (i) terminate its activities as the Servicer hereunder and, in connection therewith, will take such actions as may be requested by the Administrator or are otherwise necessary to facilitate the orderly transition of the performance of such activities to a new Servicer; and

                  (ii) at the Administrator's or the Relationship Bank's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks, cheques and bank drafts supplied by the Obligors) which evidence the Sold Receivables (including the relevant Contracts and Related Assets) or which are otherwise necessary or desirable for purposes of collecting such Sold Receivables, and make the same available to the Administrator (or as it may direct) at a place selected by the Administrator or the Relationship Bank, and (B) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Sold Receivables in a manner acceptable to the Administrator and promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

         (c) The Servicer's authorisation under this Agreement shall terminate upon the Final Payout Date. The Seller hereby agrees that the Servicer may take in the Seller's name any and all steps which are necessary or advisable to endorse, negotiate or otherwise realise on any writing or other right of any kind held or otherwise enjoyed by the Seller in connection with any Sold Receivable.

         (d) Prior to a Termination Event, the Administrator may, on behalf of the Purchaser and at the Purchaser's expense, hire a back-up servicer and deliver to it any information contained in the Servicer Packages.

         (e) Each of the Servicer, the Seller and the Purchaser hereby authorises the Administrator, and grants to the Administrator an irrevocable power of attorney, to take any and all steps in the Seller's name and on behalf of the Servicer, the Seller and the Purchaser which are necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Sold Receivables, including, without limitation, endorsing the Seller's name on cheques and other instruments representing Collections and enforcing such Sold Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided that the Administrator shall not exercise its rights under the foregoing power of attorney unless a Servicer Transfer Event shall have occurred and be continuing.

         (f) The Seller acknowledges that the Purchaser Parties have relied on the Seller's agreement to act as the Servicer hereunder in their respective decisions to execute and deliver the Transaction Documents and the documents, instruments and agreements relating thereto. In recognition of the foregoing, the Seller agrees not to resign as the Servicer voluntarily unless the Seller is not permitted by law to serve in such capacity.

8.3      DUTIES OF THE SERVICER

         In addition to its obligations specified elsewhere in this Agreement, the Servicer shall:

         (a) use commercially reasonable efforts to collect (and to preserve its ability either directly or through its representatives to collect) at its own expense each Sold Receivable from time to time (including repossessing and remarketing equipment and presenting to the relevant Obligor bank drafts for payment), all in accordance with applicable laws, rules and regulations, with reasonable care and diligence and in accordance with the Credit and Collection Policy and in particular, but without prejudice to the generality of the foregoing, exercise such enforcement measures concerning amounts due from Obligors as it shall deem reasonably appropriate. For this purpose, the Servicer is hereby authorised to sue Obligors in the Federal Republic of Germany or in any other competent jurisdiction in the Servicer's own name and for the benefit of the Purchaser (gewillkurte Proze(beta)standschaft), the Purchaser being obliged, where necessary, to assist the Servicer in exercising all rights and remedies under and in connection with the relevant Sold Receivables and for these purposes, the Servicer is released from the restrictions of Section 181 of the German Civil Code;

         (b) hold all of the Records at one or more of the locations specified in Schedule 5 unless the Administrator shall have agreed in advance to one or more alternative locations;

         (c) if the Servicer is not the Seller, deliver to the Seller, as soon as practicable upon the Seller's demand, all of the records in its possession that evidence or relate to Receivables of the Seller other than Sold Receivables, and copies of the Records;

         (d) as soon as available and in any event within six months after the end of the Seller's fiscal year, provide to the Administrator a letter of Deloitte & Touche (or other accounting firm satisfactory to the Administrator) addressed to the Administrator confirming that it has performed the following procedures:

                  (i) computed the mathematical accuracy of the calculations contained in the Servicer Package delivered on the Report Date immediately following the end of such fiscal year;

                  (ii) verified the accuracy of the ageing and the calculations of the Delinquency Ratio and the Default Ratio contained in such Servicer Package as compared with the Seller's internal receivables reports;

                  (iii) randomly selected 25 Receivables from the Sold Receivables referenced in such Servicer Package, and for each of such Receivables reviewed the underlying Contracts and any correspondence with the relevant Obligors, traced any Collections applied to such Receivables, and reported to the Administrator any inconsistencies between such Contracts, correspondence and collections, on the one hand, with such Servicer Package, on the other hand;

                  (iv) reviewed the statements for the Collection Account and the Transaction Account supplied by the Collection Account Bank and the Transaction Account Bank and verified the period end balances set forth in such Servicer Package; and

                  (v) reviewed the Sold Receivables that were written off by the Servicer during the fiscal year preceding such Servicer Package and reported to the Administrator any variation from the Credit and Collection Policy; and

         (e) as soon as the Servicer learns of the occurrence of any Termination Event or Unmatured Termination Event, provide notice of such event to the Administrator, followed (as soon as practicable and in any event within five Business Days of such notice) by a written statement of an officer of the Servicer setting forth details of such event.

8.4      APPLICATION OF COLLECTIONS

         Any payment by an Obligor in respect of any indebtedness owed by it to the Seller shall be applied in accordance with Section 366, sub-paragraph 2 of the German Civil Code.

8.5      RESPONSIBILITIES OF THE SELLER

         Anything herein to the contrary notwithstanding:

         (a) the Seller shall perform all of its obligations under the Contracts related to the Sold Receivables to the same extent as if the Sold Receivables and Related Assets had not been sold hereunder, and the exercise by the Administrator or its designee of its rights hereunder shall not relieve the Seller from such obligations;

         (b) none of the Administrator, the Relationship Bank, the Collateral Agent or the Purchaser shall have any obligation or liability with respect to any Sold Receivables or any Contracts related thereto, nor shall any of them be obligated to perform any of the obligations of the Seller's thereunder;

         (c) the Seller promptly shall deliver to the Servicer, and the Servicer shall hold on behalf of the Purchaser, all documents, instruments and records (including, without limitation, computer tapes or disks and bank drafts supplied by the Obligors) that evidence or relate to Sold Receivables; and.

         (d) the Seller hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest to take in the name of the Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realise on any writing or other right of any kind evidencing or relating to any Collection on any Sold Receivable.

8.6      FURTHER ACTION EVIDENCING PURCHASES

         The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder, or to enable the Purchaser or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document. Without limiting the generality of the foregoing, the Seller will:

         (a) upon the request of the Administrator or its designee, execute and file such instruments or notices, as may be necessary or appropriate;

         (b)      mark conspicuously:

                  (i)      each Contract evidencing each Sold Receivable; and

                  (ii)     its master data processing records evidencing the
                           Sold Receivables and related Contracts
                  with a legend, acceptable to the Administrator, evidencing that the relevant Receivable and Related Assets have been sold pursuant to this Agreement; and

         (c) upon the request of the Administrator or its designee, supply additional undated assignment notices in form and substance satisfactory to the Administrator, executed in blank by the Seller.

9.       TERMINATION EVENTS

9.1      TERMINATION EVENTS

         Each of the following events shall constitute "Termination Events" hereunder:

         (a)      SERVICER COVENANTS

                  (i) the Servicer (if the Seller or its Affiliate is the Servicer) shall fail to perform any of its material obligations under any Transaction Document (other than as referred to in sub-clause (ii) below) and such failure shall remain unremedied for two Business Days after the date that written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrator, or after the date that a Responsible Officer of the Servicer shall have actual knowledge of such failure; or

                  (ii) the Servicer (if the Seller or its Affiliate is the Servicer) shall fail to make any payment or deposit to be made by it hereunder when due;

         (b)      REPRESENTATIONS AND WARRANTIES

         (i) any representation or warranty made or deemed to be made by the Seller (or any of its officers) under or in connection with this Agreement shall prove to have been false or incorrect in any material respect when made; or

         (ii) any Servicer Package (if prepared by the Seller or any of its Affiliates, or to the extent information therein was supplied by the Seller or any of its Affiliates) or other reports, financial statements or other information furnished by or on behalf of the Seller or any of its Affiliates to the Administrator, the Relationship Bank or the Purchaser in connection with this Agreement shall prove to have been inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed to the Administrator and the Purchaser at such time) as of the date so furnished, or shall prove to have contained any material misstatement of fact or to have omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading;

         (c)      SELLER COVENANTS

                  (i) the Seller shall fail to perform any of its obligations under any Transaction Document (other than those referred to in sub-clauses (ii) and (iii) below) and any such failure shall remain unremedied for 3 Business Days after the date that written notice of such failure, requiring the same to be remedied, shall have been given by the Administrator to the Seller or after the date that a Responsible Officer of the Seller shall have actual knowledge of such failure;

                  (ii) the Seller shall fail to perform any of its obligations under Clauses 7.6, 7.8 or 7.9; or

                  (iii) the Seller shall fail to make any payment or deposit to be made by it hereunder when due;

         (d)      OTHER AGREEMENTS

                  a default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess (individually or in the aggregate) of USD 20,000,000 (or its equivalent in any other currency) of, or guaranteed by, the Shareholder or any of the Shareholder's Subsidiaries, which default (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness, and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration; or any default under any agreement, or instrument relating to the purchase of any receivables with an outstanding unpaid balance in excess (individually or in the aggregate) of USD 20,000,000 (or its equivalent in any other currency) originated by the Shareholder or any of the Shareholder's Subsidiaries, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or other event is to terminate, or permit the termination of, the commitment of any party to such agreement or instrument to purchase or reinvest in receivables or rights therein or to cause a termination to occur under such agreement or instrument (in each case prior to the scheduled termination or maturity date of such agreement or instrument);

         (e)      BANKRUPTCY

                  a Bankruptcy Event shall have occurred and remain continuing with respect to

                  (i)      the Seller;

                  (ii)     the General Partner;

                  (iii)    the Shareholder; or

                  (iv) any other Shareholder's Subsidiary, if such Bankruptcy Event would have a material adverse effect on the Seller or the Shareholder;

         (f)      LITIGATION

                  (i) any litigation, arbitration proceedings or governmental proceedings not disclosed in writing by the Seller to the Administrator prior to the date of execution and delivery of this Agreement is pending against the Seller or any Affiliate of either of them; or

                  (ii) any material development not so disclosed has occurred in any litigation, arbitration proceedings or governmental proceedings so disclosed, which, in the case of either sub-clause (i) or this sub-clause
                           (ii), could in the opinion of the Administrator be expected to have a Material Adverse Effect;

         (g)      POOL PERFORMANCE

                  (i) on any Cut-Off Date the Default Ratio shall be greater than 2%;

                  (ii) on any Cut-Off Date the Delinquency Ratio shall be greater than 5%;

                  (iii) on any Cut-Off Date the Dilution Ratio shall be greater than 10%; and

                  (iv) on any given Settlement Date the Asset Interest shall exceed 100%;

         (h)      MATERIAL ADVERSE EFFECT

                  there shall exist any event or occurrence that has caused, or is reasonably likely to cause, a Material Adverse Effect;

         (i)      ADVERSE CLAIMS

                  Sold Receivables having an aggregate Unpaid Balance in excess of EUR 500,000 shall become subject to one or more Adverse Claims, other than any Adverse Claim of (or created by) the Purchaser or the Administrator;

         (j)      CHANGE IN CONTROL

                  a Change in Control shall occur without the prior written approval of the Administrator (provided that such approval, if sought, shall not be unreasonably withheld);

         (k)      LIQUIDITY ASSET PURCHASE AGREEMENT

                  no new Liquidity Asset Purchase Agreement shall be obtained in substitution for the then existing Liquidity Asset Purchase Agreement on or before the 30th day prior to the expiration of the commitments of the Liquidity Purchasers thereunder, or the existing Liquidity Asset Purchase Agreement is terminated early for any reason;

         (l)      LIQUIDITY PURCHASER DOWNGRADING

                  a Downgrading Event with respect to a Liquidity Purchaser shall have occurred and been continuing for not less than 45 days, and (i) the Downgraded Liquidity Purchaser shall not have been replaced by a Qualifying Liquidity Purchaser pursuant to a Liquidity Asset Purchase Agreement in form and substance acceptable to the Purchaser and the Administrator, and (ii) the commitment of such Downgraded Liquidity Purchaser under the Liquidity Asset Purchase Agreement shall not have been funded or collateralised in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the Rating Agencies then rating the Commercial Paper Notes; and

         (m)      SHAREHOLDER DOWNGRADING

                  a downgrading in the rating of the Shareholder shall have occurred with respect to the rating of its long term debt securities or its business by Standard & Poor's Rating Services below BB+ and Moody's Investors Service, Inc. below Ba1.

9.2      REMEDIES ON TERMINATION

         Upon the occurrence of a Termination Event (other than a Termination Event described in Clause 9.1 (e) (i) or (ii)), the Administrator shall, at the request of, or may, with the consent of the Purchaser, by notice to the Seller declare the Termination Date to have occurred. Upon the occurrence of a Termination Event described in Clause 9.1 (e)
         (i) or (ii), the Termination Date shall occur automatically. After the Termination Date has been declared or automatically occurred pursuant to this Clause 9.2, the Administrator and the Purchaser shall have, in addition to all rights and remedies under the Transaction Documents, all other rights and remedies provided under all applicable laws.

10.      THE ADMINISTRATOR AND THE RELATIONSHIP BANK

10.1     AUTHORISATION AND ACTION

         Pursuant to other agreements between them, the Purchaser has appointed and authorised the Administrator and the Relationship Bank (or their respective designees) to take such action as agents on its behalf and to exercise such powers under this Agreement as are delegated to the Administrator or Relationship Bank by the terms hereof, together with such powers as are reasonably incidental thereto.

10.2     THE ADMINISTRATOR'S AND THE RELATIONSHIP BANK'S RELIANCE ETC.

         Neither the Administrator, the Relationship Bank nor any of their respective directors, officers, agents or employees shall be liable to the Purchaser or any other holder of an interest in Sold Receivables for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents (including the servicing, administering or collecting Sold Receivables as the Servicer pursuant to Clauses 8.2 and 8.3), except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each of the Administrator and the Relationship Bank may consult with legal counsel (including counsel for the Seller), accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and neither the Administrator nor the Relationship Bank:

         (a) makes any representation or warranty to the Purchaser or any other holder of any interest in Sold Receivables (and neither shall be responsible to the Purchaser or any such other holder for any statements, or representations or warranties made in or in connection with any Transaction Document);

         (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of the Seller or to inspect the property (including the books and records) of the Seller;

         (c) shall be responsible to the Purchaser or any other holder of any interest in Sold Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; or

         (d) shall incur any liability to the Purchaser or any other holder of an interest in Sold Receivables under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.

10.3     STATE STREET GLOBAL, STATE STREET BANK AND THEIR AFFILIATES

         State Street Global Markets LLC, State Street Bank and any of their respective Affiliates may generally engage in any kind of business with the Seller, the General Partner or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the General Partner or any Obligor or any of their respective Affiliates, all as if State Street Global Markets LLC was not the Administrator and State Street Bank was not the Relationship Bank and without any duty to account therefor to the Purchaser or any other holder of an interest in the Sold Receivables.

11.      ASSIGNMENTS

11.1     ASSIGNMENTS

         None of the Seller (individually or as the Servicer) or State Street Bank, individually or as the Relationship Bank (except as otherwise provided in other agreements between the Relationship Bank and the Administrator), may assign any of its rights or delegate any of its duties hereunder or any interest herein without the prior written consent of the Administrator. The Purchaser and its assignees may assign the Sold Receivables (or any portion thereof) or any of the Purchaser's rights hereunder to any Person without the consent of the Seller or the Servicer; provided that the Seller (and the Servicer, if different from the Seller) shall be notified prior to any such assignment. Upon any assignment by the Purchaser or its assignees, the assignee receiving such assignment shall have all of the rights of the Purchaser with respect to the Transaction Documents and the Sold Receivables and Related Assets (or such portion thereof as has been assigned).

11.2     RIGHTS OF THE COLLATERAL AGENT

         The Seller acknowledges that the Purchaser shall assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Sold Receivables and their Related Assets, to the Collateral Agent to secure the Purchaser's obligations under or in connection with the Commercial Paper Notes, the Liquidity Asset Purchase Agreement, the Credit Agreement and any letter of credit issued thereunder, and certain other obligations of the Purchaser incurred in connection with the funding of the Purchases hereunder. The Seller hereby agrees that, upon notice to the Seller, the Collateral Agent may exercise all the rights of the Administrator hereunder with respect to the Sold Receivables and Related Assets (or any portions thereof), and Collections with respect thereto, which are owned by the Purchaser, and all other rights and interests of the Purchaser in, to or under this Agreement or any other Transaction Document. Without limiting the foregoing, upon such notice or at any time thereafter the Collateral Agent may give notices pursuant to Clause 8, may give or require the Administrator to give notice to the Transaction Account Bank as referred to in Clause 8 and may direct the Obligors of Sold Receivables to make payments in respect thereof directly to an account designated by it, in each case to the same extent as the Administrator might have done.

12.      MANDATORY REPURCHASES AND INDEMNIFICATION

12.1     MANDATORY REPURCHASE OBLIGATIONS

         (a)      MANDATORY REPURCHASES

                  The Seller shall be required (unless the Administrator, upon request of the Purchaser, shall otherwise request in writing) to repurchase a Sold Receivable if:

                  (i) any of the conditions precedent to the Purchase of such Receivable specified in Clause 5.2 (b) was not in fact satisfied (or waived in writing by the Administrator) on the date of such Purchase;

                  (ii) the Seller (acting as the Servicer) shall have extended, amended or modified any of the terms of such Receivable without the Administrator's advance written consent; or

                  (iii) such Receivable shall have become subject to any Adverse Claim after its Purchase hereunder in favour of any Person claiming through, on behalf of or in respect of the Seller or any of its Affiliates.

         (b)      PROVISIONS APPLICABLE TO ALL MANDATORY REPURCHASES

                  The Seller's obligation with respect to each such mandatory repurchase shall be to repurchase the relevant Sold Receivable(s) from the Purchaser on the applicable Settlement Date following the Settlement Period in which such repurchase obligation was identified and to make when due any other payments related thereto and expressly provided for herein. On such Settlement Date, the Seller shall pay to the Administrator an amount equal to the original Purchase Price of such Receivable, less the amount of any Collections received on such Receivable, plus interest on such amount, at the Discount used in determining the Purchase Price of such Receivable, for the period from and including the original date of Purchase to but excluding such Settlement Date. Upon receipt of such amount and all other amounts then due hereunder, the Purchaser shall reassign its right, title and interest in and to such Receivable to the Seller, without any recourse, representation or warranty (other than that such Receivable is free of any Adverse Claim of (or created by) the Purchaser or the Administrator), effective as of such Settlement Date, whereupon (i) such Receivable shall no longer be considered a "Sold Receivable" for purposes of this Agreement (including the Servicer's Fee) and (ii) the Administrator may and the Servicer shall promptly notify the relevant Obligors to make payments to the Seller's Account or to another account specified by the Seller. The Seller's obligations to the Purchaser hereunder shall not be affected by reason of any invalidity, illegality or irregularity of any Sold Receivable or in connection with the sale thereof. The Purchaser will from time to time execute and deliver such documents as the Seller may reasonably request to confirm the absence of any interest of the Purchaser in any Receivables reassigned to the Seller pursuant hereto.

12.2     INDEMNITY

         Without limiting any other rights which any such Person may have hereunder, under any other Transaction Document or under applicable law, the Seller hereby agrees to indemnify each Purchaser Party, each of their respective Affiliates and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "INDEMNIFIED PARTY"), forthwith on demand, from and against any and all reasonable damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (collectively, the "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or financing of the Sold Receivables, their

         Related Assets or any Contracts related thereto, excluding, however, Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or wilful misconduct on the part of such Indemnified Party, (ii) to the extent that the same include losses in respect of Receivables and reimbursement therefor would, directly or indirectly, constitute credit recourse to the Seller for the amount of such Receivables not paid by the related Obligors, (iii) to the extent that the same are or result from lost profits, or (iv) to the extent that the same are or result from taxes on or measured by the overall net income of such Indemnified Party imposed by the jurisdiction of organisation or residence of such Indemnified Party or the jurisdiction where any office through which the Indemnified Party is acting for purposes of this Agreement is located. Without limiting the foregoing (but subject to the foregoing enumerated exclusions), the Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

         (a) any event described in Clause 9.1 (b) (notwithstanding any investigation by or knowledge of any Indemnified Party);

         (b) any failure of the Seller, as the Servicer or otherwise, to perform any of its duties or obligations hereunder or under any other Transaction Document, including any failure by the Seller to comply with any applicable law, rule or regulation with respect to any Sold Receivable or any Contract related thereto, or the nonconformity of any Sold Receivable or any Contract related thereto with any such applicable law, rule or regulation;

         (c) any claim resulting from the sale of the goods or services related to any Sold Receivable or the furnishing or failure to furnish such goods or services; or any product liability claim arising out of or in connection with goods or services that are the subject of any Sold Receivable;

         (d) any Adverse Claim on any Sold Receivable or any of its Related Assets that is attributable to the Seller or the Servicer, if the Seller is then acting as the Servicer; or

         (e) any tax or governmental fee or charge, (but not including taxes described in sub-clause (iv) above), all interest or penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by the purchase or ownership of, or any other interest in, the Sold Receivables or their Related Assets.

13.      MISCELLANEOUS

13.1     AMENDMENTS, WAIVERS, ETC.

         No amendment of this Agreement shall be effective unless the same shall be in writing and signed by the Seller, the Administrator, the Relationship Bank and the Purchaser and, if the Seller is not the Servicer, by the Servicer if such amendment adversely affects the interests, rights or obligations of the Servicer qua the Servicer. No waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective without the written consent of the Administrator, the Relationship Bank and the Purchaser. Any such waiver or consent shall be effective only in the specific instance given. No failure or delay on the part of any Indemnified Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13.2     NOTICES, ETC.

         All notices and other communications provided for under this Agreement shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or overnight courier or by certificate mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be deemed to be effective (a) if personally delivered, when delivered, (b) if sent by express mail or overnight courier, on the second Business Day after being sent (except that if the delivery receipt provides satisfactory evidence that such courier package was delivered on a day other than the second Business Day after being sent, then on the date of such receipt), (c) if sent by certified mail, on the tenth Business Day after being sent, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means (except that notices and communications to the Administrator shall be effective only when received).

13.3     SET OFF

         Each of the Purchaser, State Street Global Markets LLC, individually and as the Administrator, State Street Bank, individually and as the Relationship Bank, each Liquidity Purchaser and the Credit Bank is hereby authorised by the Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply against any amounts due from the Seller to such Person under the Transaction Documents any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Seller.

13.4     BINDING EFFECT; SURVIVAL

         This Agreement shall be binding upon and inure to the benefit of the Seller, the Administrator, the Relationship Bank, the Purchaser and their respective successors and assigns, and the provisions of Clauses 12 and 13.3 shall inure to the benefit of the Indemnified Parties and their respective successors and assigns. Clauses 13.6 and 13.7, the rights and remedies with respect to any breach of any representation or warranty made by the Seller pursuant to Clause 6 and the indemnification and payment provisions of Clauses 4, 12 and Clause 13.5 shall be continuing and shall survive any termination of this Agreement.

13.5     COSTS, EXPENSES AND TAXES

         In addition to its obligations under Clause 12, the Seller agrees to pay on demand:

         (a) all costs and expenses incurred by the Purchaser Parties and their respective Affiliates in connection with:

                  (i) the negotiation, preparation, execution and delivery of the Transaction Documents, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by the Seller (whether or not consummated), or the enforcement of any Transaction Document, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing; and

                  (ii) subject to Clause 7.3 (c), the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of the Seller's books and records either prior to the execution and delivery hereof or pursuant to Clause 7.3; and

                  (iii) all stamp and other taxes (other than income or franchise taxes levied by the jurisdiction in which the relevant Person's principal executive office is located, or by any jurisdiction in which a branch of such Person is located) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any Transaction Document including, in particular any German trade tax improved on a Purchasing Party as a result of entering into the transactions contemplated by the Transaction Documents.

13.6     NO PROCEEDINGS

         The Seller, the Servicer, State Street Capital Markest LLC (individually and as the Administrator) and State Street Bank (individually and as the Relationship Bank) each hereby agrees that it will not institute against the Purchaser, or join any other Person in instituting against the Purchaser, any proceeding of the type referred to in the definition of Bankruptcy Event until one year and one day after the last day on which any Commercial Paper Notes shall have been outstanding. The foregoing shall not limit any such party's right to file any claim in or otherwise take any action with respect to any such proceeding that was instituted by any Person other than such party.

13.7     RESTRUCTURING

         It is hereby agreed by the parties to this Agreement that the provisions herein expressed to be for the benefit of the Relationship Bank, the Administrator and/or the Purchaser are intended to, and create rights in favour of the Relationship Bank, the

         Administrator and/or the Purchaser as third parties, directly enforceable by each of them in accordance with the provisions hereof or under law (Vertrag zugunsten Dritter).

13.8     CONFIDENTIALITY

         The Seller agrees that it will maintain the confidentiality of, and not disclose to any third party:

         (a) any information regarding the pricing in, or copies of, any Transaction Document or any transaction contemplated thereby;

         (b) any information regarding the organisation, business or operations of the Purchaser generally; or

         (c) any other information which is furnished by State Street Global Markets LLC to any such party and which is designated by State Street Global Markets LLC to such party in writing as confidential; or

         other than, in each case, any such information which is or becomes generally available to the public or such party on a non-confidential basis from a source other than the Administrator or was known to such party on a non-confidential basis prior to its disclosure by the Administrator; provided that such party may disclose any such information (i) to the directors, employees, auditors, counsel or affiliates of such party, each of whom shall be informed by such party of the confidential nature of such information and of the terms of this Clause 13.7, (ii) to any other party to this Agreement for the purposes contemplated hereby, (iii) to any third party with the prior written consent of the Administrator and pursuant to a written confidentiality agreement in form and substance reasonably satisfactory to the Administrator, (iv) as may be required by any regulatory body having or claiming to have jurisdiction over such party or (v) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party; provided in the case of this sub-clause (v) that such party will give prior notice to the Administrator of such disclosure and use reasonable efforts to obtain and maintain confidential treatment of the information so disclosed.

         Each of the Purchaser and the Administrator severally agrees that it will maintain the confidentiality of, and not disclose to any third party any information which is furnished by the Seller or the Servicer to the Administrator or the Purchaser and which, in the reasonable opinion of the Purchaser or the Administrator, as the case may be, is confidential other than, in each case, any such information which is or becomes generally available to the public or such party on a non-confidential basis from a source other than the Seller or the Servicer or was known to such party on a non-confidential basis prior to its disclosure by the Seller and Servicer; provided that such party may disclose any such information (i) to the directors, employees, auditors, counsel or affiliates of such party, each of whom shall be informed by such party of the confidential nature of such information and of the terms of this Clause 13.7, (ii) to any Person, if disclosure of such information, is reasonably necessary to give effect to the transactions contemplated hereby, (iii) as may be required by any regulatory body having or claiming to have jurisdiction over such party or (iv) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party; provided in the case of this sub-clause (iii) and (iv) that such party will give prior notice to the Seller or Servicer, as the case may be, of such disclosure and use reasonable efforts to obtain and maintain confidential treatment of the information so disclosed.

13.9     EXECUTION IN COUNTERPARTS; INTEGRATION

         This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. This Agreement, together with the Transaction Documents, constitutes the entire understanding among the parties hereto as to the subject matter hereof and supersedes all prior oral or written understandings.

13.10    GOVERNING LAW

         This Agreement and any other Transaction Document shall be exclusively construed in accordance with and governed by the laws of the Federal Republic of Germany without giving effect to conflict of laws principles.

13.11    CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES

         The Seller hereby irrevocably (a) submits to the jurisdiction of the District Court (Landgericht) in Frankfurt am Main in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document; (b) agrees that all claims in respect of any such action or proceeding brought by the Seller may be heard and determined only in such court and not in any other court; (c) waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance or such action or proceeding; and (d) to the extent that it has or hereafter may acquire the same, waives, in respect of its obligations under or in connection with this Agreement any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgement, attachment in aid to execution, execution or otherwise) as to itself or its property.

13.12    NO RECOURSE AGAINST OTHER PARTIES

         The obligations of the Purchaser under this Agreement are solely the obligations of the Purchaser. No recourse shall be had for the payment of any amount owing in respect of any Purchase or for the payment of any other obligation or claim arising out of or based on this Agreement against any stockholder, employee, agent, affiliate, officer, director or incorporator of the Purchaser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorised, as of the date first above written.

                                   SCHEDULE 1
                                   Definitions

"ACCOUNT NO. 1" means the account held by the Purchaser at Stadtsparkasse
Augsburg: account no. [2084 085], bank sort code (BLZ) [720 500 00].

,,ACCOUNT NO. 2" means the account held by the Seller at Bank of America, Frankfurt am Main: account no. [18008027], bank sort code (BLZ) 500 109 00; which account shall be pledged pursuant to the Pledge Agreement for the benefit of the Purchaser.

"ACCRUED COST RESERVE" means for any Settlement Period the sum of:

(i)      the Earned Discount payable for such Settlement Period;

(ii)     the Servicer's Fee payable for such Settlement Period; and

(iii)    the Programme Costs payable for such Settlement Period.

"ADJUSTED TURNOVER DAYS" means the number of Turnover Days multiplied by two.

"ADMINISTRATOR" means State Street Global Markets LLC acting as the Administrator for the Purchaser, together with any successors in such capacity.

"ADMINISTRATOR'S OFFICE" means the office of the Administrator at 225 Franklin Street, Boston, Massachusetts 02110, United States of America, Attention:
Galleon Funds, or such other address as shall be designated by the Administrator in writing to the Seller and the Purchaser.

"ADVERSE CLAIM" means any lien, mortgage, hypothecation, security interest, charge, encumbrance or other right or claim of any Person other than the assignment set forth in Clause 2.1.

"AFFILIATE" means, as to any Person, any other Person controlling, controlled by, or under common control with, that Person.

"AGREEMENT" is defined in the preamble.

"AGGREGATE PURCHASE PRICE" means the sum of all Purchase Prices for the Offered Receivables included in a Notice of Sale.

"AGGREGATE UNPAID BALANCE" means, at any time, the aggregate of Unpaid Balances of outstanding Sold Receivables.

"ASSET INTEREST" means, with respect to any day during a Settlement Period (such day is referred to in this definition as the "CALCULATION DAY"), an amount (expressed as a percentage) determined in accordance with the following formula:

([PTI + ACR + LCR + LR + DR]/NPB) x 100

where:

PTI = the Purchaser's Total Investment calculated as of the close of business on the Calculation Day;

ACR = the Accrued Cost Reserve maintained for the Settlement Period in which the Calculation Day falls;

LCR = the Liquidation Cost Reserve maintained for the Settlement Period in which the Calculation Day falls;

LR  =    the Loss Reserve maintained for the Settlement Period in which the
         Calculation Day falls;

DR  =    the Dilution Reserve maintained for the Settlement Period in which the
         Calculation Day falls; and

NPB = the Net Pool Balance calculated as of the close of business on the Calculation Day.

"AUGSBURG BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in Augsburg are not authorised or required to be closed.

"BANKRUPTCY EVENT" means, as to any Person, any of the following events:

(a) if a case or other proceeding is commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganisation, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or other similar official for such Person or for any substantial part of its property, or any similar action as to such Person under any law relating to bankruptcy, insolvency, reorganisation, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of 30 days; or

(b) if such Person either (i) commences a case or other proceeding under any applicable bankruptcy, insolvency, reorganisation, debt arrangement, dissolution or other similar law now or hereafter in effect, or (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Person or for any substantial part of its property, or (iii) makes any general assignment for the benefit of creditors, or fails to, or admits in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its competent representative bodies resolves to implement any of the foregoing procedures or take any of the actions described in this sub-paragraph (b).

"BASE RATE" means, on any date, a fluctuating per annum interest rate equal to the rate of interest most recently announced by the Liquidity Agent as its 1 month EURIBOR rate or equivalent base rate.

"BILLING DATE" means, with respect to any Report Date, the second Business Day following such Report Date, subject to Clause 3.2 (d).

"BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in Munich, Augsburg, Boston, and New York are not authorised or required to be closed.

"CET" means central European time.

"CHANGE IN CONTROL" means any of the following:

(a)      at any time, a transfer of

         (i) 50% or more in the aggregate of the shares (Geschaftsanteile) (including all warrants, options, conversion rights, and other rights to purchase or convert into such shares) or voting rights (Stimmrechte) of the General Partner or

         (ii) 50% or more of the partnership equity (Kapitalanteile) or voting rights (Stimmrechte) of the Seller to a Person other than the Shareholder, or

(b) the creation or imposition of any Adverse Claim on the shares (Geschaftsanteile) of the General Partner the partnership equity (Kapitalanteile) of the Seller.

"COLLATERAL AGENT" means Deutsche Bank and Trust Company Americas (New York) in its capacity as collateral agent for the Purchaser's creditors, together with any successors in such capacity.

"COLLECTION ACCOUNT" means, for the time being, Account No. 1 and, as soon as it is available and pledged for the benefit of the Purchaser under the Pledge Agreement, Account No. 2 and (iii) any other account so designated by the Purchaser and approved by the Servicer.

"COLLECTION ACCOUNT BANK" means Stadtsparkasse Augsburg or Bank of America, Frankfurt am Main, as the case may be.

"COLLECTIONS" means, as to any Receivable, (a) all cash collections and other cash proceeds of such Receivable, including (i) bank transfers, Uberweisungen, wire transfers, cheques, bills of exchange, direct debits (but excluding any cash proceeds arising under any transaction as referred to in Clause 11.1) and including proceeds of any Related Assets (including proceeds of sale or other disposition of repossessed goods), (ii) insurance payments that the Seller or the Servicer applies in the ordinary course of its business to such Receivable and (iii) VAT recoveries made in respect of such Receivable and (b) amounts deemed to have been received as a Collection pursuant to Clause 3.5.

"COMMERCIAL PAPER NOTES" means USD or EUR denominated short-term promissory notes issued by the Purchaser to fund the Purchases hereunder.

"CONCENTRATION LIMIT" means the percentage rate of the Net Pool Balance which the Aggregate Unpaid Balance of Sold Receivables with respect to a single Obligor and its affiliated companies may not exceed. The following Concentration Limits shall apply for the following Obligors (for the definition of the Obligors below please refer to the definition of "Eligible Obligors"):

-        Boysen: EUR 10,000,000;
-        Eberspacher: EUR 18,000,000;
-        BMW: EUR 15,000,000;
-        DaimlerChrysler: EUR 15,000,000;
-        Volvo: EUR 10,000,000;
-        NedCar: 5,000,000;
-        Karmann: EUR 3,000,000,
-        Volkswagen AG : EUR 5,000,000 and
-        Porsche: EUR 5,000,000.

"CONSOLIDATED NET INCOME" means the net income of the Seller calculated on the basis of the audited consolidated balance sheet and profit and loss accounts of the Seller and its consolidated Subsidiaries, duly certified by the Seller's accountants.

"CONTRACT" means a contract between the Seller and any Person pursuant to or under which such Person shall be obligated to make payments to the Seller for the sale of goods from time to time, including any purchase orders and other related agreements between the Purchaser and any such Person.

"CREDIT AGREEMENT" means that certain Credit Agreement, dated as of September 14, 1994, among the Purchaser, State Street Global Markets LLC, as Administrator, and State Street Bank, as Credit Bank, as the same may be amended, supplemented, and/or restated or otherwise modified from time to time.

"CREDIT AND COLLECTION POLICY" means those credit and collection policies and practices relating to Contracts and Receivables described in Schedule 4 and as modified without violating Clause 7.4.

"CREDIT BANK" means the lender under the Credit Agreement.

"CREDIT DRAWS" means loans or other extensions of credit to the Purchaser made in connection with the Sold Receivables pursuant to the Credit Agreement.

"CUT-OFF DATE" means the last day of each fiscal month of the Seller as specified in Schedule 8, subject to Clause 3.2 (d).

"DEFAULTED RECEIVABLE" means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for 180 days or more from the original due date for such payment; or (b) as to which the Obligor thereof is subject to a Bankruptcy Event or an event that, with lapse of time, will become a Bankruptcy Event.

"DEFAULT RATIO" means, on any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the aggregate Unpaid Balance of all Receivables that became Defaulted Receivables during the Settlement Period ending on such Cut-Off Date by (b) the Receivables Balance on such Cut-Off Date.

"DELINQUENCY RATIO" means, on any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the aggregate Unpaid Balance of all Sold Receivables that are Delinquent Receivables on such Cut-Off Date by (b) the Receivables Balance on such Cut-Off Date.

"DELINQUENT RECEIVABLE" means a Receivable that is not a Defaulted Receivable and as to which any payment, or part thereof, remains unpaid for 90 days or more from the original due date for such payment.

"DILUTED RECEIVABLE" means that portion of any Sold Receivable which is either
(a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by the Seller to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by the Seller which reduces the amount payable by the Obligor on the related Sold Receivable or (iii) any set-off in respect of any claim by the Obligor on the related Sold Receivable or (iv) any other claim pursuant to which such Sold Receivable would give rise to a Deemed Collection under this Agreement or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Obligor thereof).

"DILUTION" means, for any given Settlement Period, the sum of all amounts deemed to be collected pursuant to Section 3.5 for such Settlement Period.

"DILUTION RATIO" means, with respect to a Settlement Period, the ratio (expressed as a percentage) obtained by dividing (a) the aggregate Dilution for such Settlement Period, by (b) the aggregate Unpaid Balance of all Receivables owed by Eligible Obligors that were originated by the Seller during the Settlement Period immediately preceding such Settlement Period.

"DILUTION RESERVE" means, during a Settlement Period, an amount equal to (a) the product of (i) 10% times (ii) the Net Pool Balance if the relevant Dilution Ratio is less than or equal to 6%, (b) an amount equal to the product of (i) 12% times (ii) the Net Pool Balance if the relevant Dilution Ratio is greater than 6% but does not exceed 8% or (c) an amount equal to the product of (i) 14% times
(ii) the Net Pool Balance if the relevant Dilution Ratio is greater than 8%.

"DISCOUNT" means, with respect to a Purchase of Receivables, the aggregate of the following amounts calculated in relation to the Settlement Period in which such Purchase of Receivables occurs:

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                                     - 49 -

(a)      the Accrued Cost Reserve;

(b)      the Liquidation Cost Reserve;

(c)      the Loss Reserve; and

(d)      the Dilution Reserve;

"DOWNGRADED LIQUIDITY PURCHASER" means a Liquidity Purchaser which has been the subject of a Downgrading Event.

"DOWNGRADING EVENT" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (a) A-1 by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or (b) P-1 by Moody's Investors Service, Inc.

"EARNED DISCOUNT" means for any given Settlement Period an amount determined in accordance with the following formula:

[PTI x BR x ED]/360

where:

PTI = the Purchaser's Total Investment (which, in the case of the first Settlement Period shall be determined by the Administrator at least two Business Days prior to the first Settlement Date, and for any Settlement Period thereafter, shall be determined as of the close of business on the Cut-Off Date immediately preceding the relevant Settlement Period);

BR  =    the Base Rate applicable for such Settlement Period; and

ED  =    the actual number of days elapsed, or to elapse, during such Settlement
         Period.

"EFFECTIVE DATE" is 14 March 2003.

"ELIGIBLE JURISDICTION" means the Federal Republic of Germany.

"ELIGIBLE OBLIGOR" means

-        DaimlerChrysler AG  ("DAIMLERCHRYSLER");
-        BMW AG  ("BMW");
-        Volkswagen AG ("VW");
-        Volvo Personvagnar AB, Volvo Cars Europe Industry NV ("VOLVO")

as long as they have along-term rating of not less than BBB by Standard & Poor's Rating Services, a division of McGraw -Hill Companies, Inc., or its successor, or not less than Baa2 by Moody's Investors Service, Inc. or its successor, or the equivalent long-term or short-term rating (as applicable) of such other rating agency as may be approved by the Administrator from time to time; and

-        Friedrich Boysen GmbH & Co. KG ("BOYSEN");
-        Eberspacher GmbH & Co. KG ("EBERSPACHER");
-        Wilhelm KARMANN GmbH (,,KARMANN");
-        Dr. Ing. h.c. F. Porsche AG ("PORSCHE");
-        NedCar Netherlands Car. B.V. ("NEDCAR");

and any other Obligor expressly approved from time to time by both the Administrator acting for and on behalf of the Purchaser, and the Rating Agencies then rating the Commercial Paper Notes.

"ELIGIBLE RECEIVABLE" means a Receivable:

(a) the Obligor of which (i) is an Included Obligor, (ii) is an Eligible Obligor and (iii) is not an Affiliate of the Seller or the General Partner, and not an officer, employee or agent of the Seller;

(b) which is not a Defaulted Receivable, a Delinquent Receivable, or a Diluted Receivable or, as to which any payment, or part thereof, remains unpaid for 30 days or more from the original due date for such payment;

(c) with respect to which the representation and warranty of the Seller in Clause 6.6 is true;

(d) the sale of which does not violate any law or contractual obligation of the Seller or the General Partner or any of their respective Affiliates (including any obligation arising out of any Contract relating to such Receivable);

(e) which is freely transferable or for which prior written consent to the assignment under this Agreement has been obtained by the Seller, provided, however, that in the case of BMW or DaimlerChrysler no such consent shall be required;

(f) with respect to which the Seller can transfer good title, and the sale of which is not void or voidable as a matter of law or contract and the transfer of which, or of any Related Asset, is not subject to stamp tax or any other duty;

(g) which arises under a Contract that (i) has been duly authorised and that, together with such Sold Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and (ii) is subject to the Standard Terms and Conditions;

(h) which is not subject to any dispute, set off, counterclaim or defence whatsoever;

(i) which, together with the Contract related thereto, does not violate in any material respect any laws, rules or regulations applicable thereto and as to which no party to the

Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such Receivable;

(j) which was originated by the Seller, in the normal course of the Seller's business and satisfies all applicable requirements of the relevant Credit and Collection Policy and which has not been reassigned to the Seller, as the case may be, pursuant to Clause 2.9;

(k) the Obligor of which is a Person who will use the goods purchased in connection with such Receivable solely for business (and not consumer) purposes;

(l) which arose from the sale of equipment in which the Seller retained title and in which such title is fully perfected by all necessary action and is, after giving effect to the purchase of such Receivable hereunder, prior to any other Adverse Claim on such equipment other than, with respect to the goods underlying such Receivable, any Adverse Claim enjoyed by suppliers of components, raw materials or parts to the Seller;

(m)      which is owing to the Seller by an Eligible Obligor;

(n)      which is payable in Euro and governed by German law;

(o) which is documented or recorded by the Seller in the normal course of its business and for which all such documents or records necessary to create, evidence and service the obligation of the Obligor are in the possession of the Seller;

(p) which does not require the relevant Obligor to withhold any amount from payment of the Receivable on account of any tax; and

(q) which is payable by an Obligor with respect to which none of the Individual Obligor Default Ratio, Individual Obligor Dilution Ratio and Individual Obligor Delinquency Ratio has been exceeded.

"EURIBOR" means in relation to any amount denominated in euros on which interest for a given period is to accrue:

(a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the European Interbank Offered Rate for Deposits in euros of the relevant amount (currently expected to be page "248") for such period at or about 11:00 am (Brussels time) on the quotation date for such period, or if such page or such service is not or shall cease to be available or relevant, such other page or such other service for the purpose of displaying the average European Interbank Offered Rate for euros as the Administrator shall select, acting reasonably; or

(b) if no such quotation for euros for the relevant period is displayed and the Administrator has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates

         (as notified to the Administrator) at which each of the Euro Reference Banks were offering to prime banks in the Euro interbank market deposits in euros for such amount and for such period at or about 11:00 am (Brussels time) on the quotation date for such period.

"EURO REFERENCE BANKS" means three of the banks (none of which shall be located in the same financial centre) selected by the Administrator and whose offered rates would have been used for the purposes of the Telerate Screen rate referred to in paragraph (a) of the definition of EURIBOR if the events leading to the application of paragraph (b) of the definition of EURIBOR had not occurred, in each case acting through its principal office located in a financial centre within a participating member state.

"FINAL PAYOUT DATE" means the date following the Termination Date on which all Sold Receivables have been collected or determined to be Defaulted Receivables and all amounts payable by the Seller under the Transaction Documents have been paid in full.

"GAAP" is defined in Clause 1.1.

"GENERAL PARTNER" is defined in the preamble.

"HEDGE COUNTERPARTY" means State Street Bank.

"INCLUDED OBLIGOR" means, at any time, each Obligor, except any Obligor as to whom the Administrator has, at least three Business Days prior to the date of determination, given notice to the Seller of the Purchaser's good faith belief that such Obligor is not creditworthy or that such Obligor's creditworthiness has been called into significant question.

"INDEMNIFIED AMOUNTS" is defined in Clause 12.2.

"INDEMNIFIED PARTY" is defined in Clause 12.2.

"INDIVIDUAL OBLIGOR DEFAULT RATIO" means the Default Ratios applying for the following individual Obligors (for the definition of the Obligors below please refer to the definition of "Eligible Obligors"):

-        Eberspacher: 2%;
-        Boysen: 2%
-        Karmann: 2%
-        Porsche: 2%
-        NedCar: 2%

"INDIVIDUAL OBLIGOR DELINQUENCY RATIO" means the Delinquency Ratios applying for the following individual Obligors (for the definition of the Obligors below please refer to the definition of "Eligible Obligors"):

-        Eberspacher: 5%;
-        Boysen: 5%
-        Karmann: 5%

-        Porsche: 5%
-        NedCar: 5%

"INDIVIDUAL OBLIGOR DILUTION RATIO" means the Dilution Ratios applying for the following individual Obligors (for the definition of the Obligors below please refer to the definition of "Eligible Obligors"):

-        Eberspacher: 10%;
-        Boysen: 10%
-        Karmann: 10%
-        Porsche: 10%
-        NedCar: 10%

"LIQUIDATION COST RESERVE" means for any given Settlement Period an amount equal to:

(a)      the sum of:

         (i)      the Servicer's Fee (expressed as a percentage);

         (ii)     1%; and

         (iii)    150% of the Base Rate (established for such Settlement
                  Period),

         multiplied by:

(b) the Purchaser's Total Investment (which, in the case of the first Settlement Period shall be determined by the Administrator at least two Business Days prior to the first Settlement Date, and for any Settlement Period thereafter, shall be determined as of the close of business on the Cut-Off Date immediately preceding the relevant Settlement Period);

multiplied by:

(c)      the quotient obtained by dividing:

         (i) the Adjusted Turnover Days in the immediately preceding Settlement Period;

         by:

         (ii)     360.

"LIQUIDITY AGENT" means State Street Bank, as agent for the Liquidity Purchasers, or any successor in such capacity.

"LIQUIDITY ASSET PURCHASE AGREEMENT" means and includes (a) the liquidity asset purchase agreement dated on or about the date hereof among the Purchaser, the Administrator, the

Liquidity Purchasers and the Liquidity Agent, and (b) any other agreement hereafter entered into by the Purchaser providing for the transfer of Sold Receivables to the Liquidity Purchasers against advancement of funds upon the occurrence of any of the triggering events set out therein.

"LIQUIDITY PURCHASE" means a purchase made by the Liquidity Purchasers under the Liquidity Asset Purchase Agreement.

"LIQUIDITY PURCHASER" means each purchaser under the Liquidity Asset Purchase Agreement.

"LOSS RESERVE" means 2% for any Settlement Period 2% of the Net Pool Balance as of the close of business on the immediately preceding Cut-Off Date.

"MASTER CURRENCY EXCHANGE AGREEMENT" means the currency exchange agreement dated as of September 14, 1994 between the Purchaser and the Hedge Counterparty.

"MATERIAL ADVERSE EFFECT" means a material adverse effect on:

(a) the financial condition, operations, assets or business of the Seller, the General Partner or (so long as the Servicer is the Seller or an Affiliate of the Seller) the Servicer;

(b) the ability of the Seller or (so long as the Servicer is the Seller or an Affiliate of the Seller) the Servicer to perform its obligations under any Transaction Document;

(c) the validity, enforceability or collectability of the Sold Receivables taken as whole;

(d)      the Purchaser's rights and interests pursuant to the Agreement; or

"NET POOL BALANCE" means, at any time, an amount equal to the Aggregate Unpaid Balance of all Sold Receivables, that are Eligible Receivables, minus the Aggregate Unpaid Balance of (i) any Defaulted Receivables, (ii) Delinquent Receivables and (iii) of any Purchased Receivables exceeding any Concentration Limits.

"NET INCOME" means the net income of the Seller calculated on the basis of the audited consolidated balance sheet and profit and loss accounts of the Seller duly certified by the Seller's accountants.

"NOTICE OF SALE" means a duly completed notice, executed by a Responsible Officer of the Seller, substantially in the form of Schedule 6, confirming all Reinvestments (Einzelkaufvertrag) having occurred hereunder during the preceding Settlement Period to which such Notice of Sale relates and specifying the relevant Settlement Period and the other information provided for in such
Schedule 6.

"OBLIGOR" means a Person obligated to make payments on a Receivable, including any guarantor.

"OFFERED RECEIVABLES" means Receivables that have been offered in accordance with Clause 2.3 or 2.4.

"PERMITTED INVESTMENTS" means any deposit or other investment with a maturity not longer than, or otherwise available within, one Business Day in the Purchaser's name at any financial institution with a rating of its short-term securities equal to or higher than (a) A-1 by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and (b) P-1 by Moody's Investors Service, Inc.

"PERSON" means an individual, partnership, corporation, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

"PLEDGE AGREEMENT" means the pledge agreement, which shall be entered into between the Seller, the Purchaser and the Collection Account Bank 2, which shall create a pledge over the Account No. 2.

"PROGRAMME COSTS" means the amount determined by the Administrator to be the sum of (a) the Earned Discount, (b) accrued Programme Fee, (c) accrued Unused Fee, and (d) other Purchaser costs and expenses relating to the Sold Receivables other than the Servicer's Fee.

"PROGRAMME FEE" means a fee which shall accrue during each Settlement Period, at a rate of 0.57 % per annum calculated on each Cut-Off Date on the Purchaser's Total Investment as at the relevant date.

"PROGRAMME LIQUIDATION EVENT" means, any Bankruptcy Event which has occurred and is continuing with respect to the Purchaser.

"PURCHASE" means a purchase (Einzelkaufvertrag) of Receivables by the Purchaser from the Seller pursuant to the terms of this Agreement.

"PURCHASE DATE" means each Settlement Date.

"PURCHASE LIMIT" means EUR 50,000,000.

"PURCHASE PRICE" is defined in Clause 2.5.

"PURCHASER" means Galleon Capital Corporation, a Delaware corporation, together with its successors and assigns.

"PURCHASER PARTY" means each of the Purchaser, any assignee or participant of the Purchaser, any Liquidity Purchaser, the Liquidity Agent, the Credit Bank, the Collateral Agent, the Relationship Bank, the Administrator and any sub-agent of the Administrator.

"PURCHASER'S CURRENT TOTAL INVESTMENT" means the Purchaser's Total Investment as of the immediately preceding Cut-Off Date.

"PURCHASER'S TOTAL INVESTMENT" means at any time the aggregate of all Purchase Price payments made denominated in EUR (including, for the avoidance of doubt, any Collections applied towards Reinvestments pursuant to Clause 3.6(a)(ii), but excluding any Collections set aside pursuant to Clause 3.6) for all Sold Receivables less all amounts applied against such aggregate Purchase Prices and distributed to the Purchaser pursuant to Schedule 2, provided that the Purchaser's Total Investment shall not be considered reduced by any distribution of any amount if at any time such distribution is rescinded or must otherwise be returned for any reason.

"QUALIFYING LIQUIDITY PURCHASER" means a Liquidity Purchaser with a rating of its short-term securities equal to or higher than (a) A-1 by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and (b) P-1 by Moody's Investors Service, Inc. or the equivalent long term rating (as applicable) of any Rating Agency.

"RATING AGENCIES" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and Moody's Investors Service, Inc., and/or such other Rating Agencies as may be approved by the Administrator from time to time, and "RATING AGENCY" means any one of such rating agencies.

"RECEIVABLE" means any right to payment from an Obligor (including interest or finance charges) as set out in an invoice, a bill of lading received by the Obligor or as otherwise communicated to the Obligor, as the case may be, arising from or in relation to the sale of goods or the rendering of services by the Seller to an Obligor who is a resident of and is acting through an office in an Eligible Jurisdiction and who is not a government or a governmental subdivision or agency.

"RECEIVABLES BALANCE" means, at any time, the aggregate Unpaid Balance of all Sold Receivables at such time.

"RECORDS" means books, documents, instruments and other records (including computer programs, tapes and disks) which evidence the Sold Receivables and/or their Related Assets, or which are otherwise necessary or desirable to collect the Sold Receivables, including bank drafts supplied by Obligors.

"RELATED ASSETS" means, as to any Receivable, all of the Seller's right, title and interest in and to, but not its obligations relating to:

(a) all Contracts that relate to such Receivable (including the right to terminate such Contracts on the grounds of late payment or non-payment);

(b) all goods (including returned goods, repossessed goods and work in progress), if any, relating to the sale which gave rise to such Receivable (including any title retained by the Seller pursuant to any relevant Contract or pursuant to any applicable law);

(c) all insurance policies, deposits, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Purchaser and all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable;

(e)      all of the Records; and

(f) all proceeds of such Receivable and the foregoing at any time arising out of the resale, redemption or other disposal (net of collection costs), or dealing with, or judgments relating to any of the foregoing, any debts represented thereby and all rights of action against any Person in connection therewith.

"RELATIONSHIP BANK" means State Street Bank, acting as a referral agent for the Purchaser, together with any successors in such capacity.

"REPORT DATE" means, subject to Clause 3.2 (d), in respect to any Cut-Off Date, the seventh day following such Cut-Off Date, provided that if the seventh day following such Cut-Off Date is not an Augsburg Business Day, then the Report Date shall fall on the next following Augsburg Business Day after the seventh day following the Cut-Off Date.

"RESPONSIBLE OFFICER" of any Person means the president, the general manager (Geschaftsfuhrer) or any of the managing directors of such Person.

"SELLER" is defined in the preamble.

"SELLER'S ACCOUNT" means such account of the Seller specified by written notice from the Seller to the Administrator from time to time.

"SERVICER" is defined in Clause 8.2 (a).

"SERVICER PACKAGE" means, with respect to any Cut-Off Date, (a) a report, signed by a Responsible Officer of the Servicer summarising (i) the Receivables Balance and the balances of the Collection Account and Transaction Account, in each case as at such Cut-Off Date, (ii) (A) the total Collections received during the Settlement Period ending on such Cut-Off Date, (B) the aggregate Unpaid Balance of Receivables generated by the Seller during such Settlement Period, (C) the Receivables Balance on such Cut-Off Date, (D) the aggregate Unpaid Balance of Sold Receivables that became Delinquent Receivables or Defaulted Receivables during such Settlement Period and (E) the Default Ratio and the Delinquency Ratio as measured on such Cut-Off Date; and (b) a computer disc containing the foregoing data.

"SERVICER TRANSFER EVENT" is defined in Clause 8.2 (b).

"SERVICER'S FEE" is defined in Clause 4.1.

"SETTLEMENT DATE" means with respect to any Report Date, the fourth Business Day following such Report Date, subject to Clause 3.2 (d).

"SETTLEMENT PERIOD" means the period from and including the day after any Cut-Off Date to and including the next following Cut-Off Date; provided that the last Settlement Period shall end on the Final Payout Date.

"SHAREHOLDER" means Arvin Meritor, being the sole shareholder of the General Partner and the holder of all shares (Kommanditanteile) of the Seller.

"SHAREHOLDER'S SUBSIDIARY" means a Person over which the Shareholder and/or any of its subsidiaries can exercise control as defined in Section 17 of the German Stock Corporation Act (Aktiengesetz).

"SOLD RECEIVABLE" means a Receivable that has been sold and assigned under this Agreement.

"STANDARD TERMS AND CONDITIONS" means those standard contract terms and conditions of the Seller., as the case may be, and each Eligible Obligor for the relevant Eligible Jurisdiction.

"STATEMENT" is defined in Clause 6.4 (a).

"STATE STREET BANK" means State Street Bank and Trust Company, a bank organised under the laws of the State of Massachusetts.

"SUBSIDIARY" means a Person over which the Seller, the General Partner and/or their other Subsidiaries can exercise control as defined in Section 17 of the German Stock Corporation Act (Aktiengesetz).

"TERMINATION DATE" means the earliest of: (a) the second anniversary of the date hereof; (b) the date of termination (whether by scheduled expiration, termination on default or otherwise) of the commitment of the Liquidity Purchasers under the Liquidity Asset Purchase Agreement or the Credit Bank's commitment under the Credit Agreement; and (c) the date on which the Termination Date is declared (or deemed automatically) to have occurred pursuant to Clause 9.2.

"TERMINATION EVENT" is defined in Clause 9.1.

"TRANSACTION ACCOUNT" means the account held by the Purchaser at the Transaction Account Bank or such other account as designated by the Purchaser as a Transaction Account. Deutsche Bank AG London 925 799 900, DEUTGB2L, reference:
State Street/CTAS/JPotter/Galleon, to be wired via Deutsche Bank AG Frankfurt, DEUTDEFF

"TRANSACTION ACCOUNT BANK" means Deutsche Bank AG, London.

"TRANSACTION DOCUMENTS" means this Agreement, any Notice of Sale and any other documents to be executed and delivered pursuant hereto.

"TURNOVER DAYS" means, with respect to any Settlement Period, the product obtained by multiplying (a) the quotient obtained by dividing (i) the Net Pool Balance as of the first day of such Settlement Period by (ii) the aggregate amount of Collections received on Sold

Receivables during such Settlement Period by (b) the number of days in such Settlement Period.

"UNMATURED TERMINATION EVENT" means any event which, with the giving of notice or lapse of time, or both, would become a Termination Event.

"UNPAID BALANCE" of any Receivable means at any time the unpaid amount thereof, including any VAT with respect thereto, less, in the case of any Receivable originated in any jurisdiction that subjects any payments on Receivables to withholding tax, the aggregate scheduled amount of any withholding taxes payable by the Obligor or by the Seller in respect of such Receivable.

"UNUSED FEE" means, for any given Settlement Period, a fee payable for the Liquidity Asset Purchase Agreement determined in accordance with the following formula:

(0.25% x {[(102% x PL)- PCTI] x UFD})/360

where:

PL   =   the Purchase Limit;

PCTI = the Purchaser's Current Total Investment (which in the case of the first Settlement Period shall be equal to the Purchaser's Total Investment as determined by the Administrator at least two Business Days prior to the first Settlement Date); and

UFD  =   the number of days in such Settlement Period.

"USD" means U.S. Dollar, being the lawful currency of the United States of America.

"VAT" means value added tax.

"YIELD PERIOD" with respect to any portion of the Asset Interest funded by a Liquidity Purchase or a Credit Draw means:

(a) the period commencing on the date of the making of a Liquidity Purchase or Credit Draw (whichever is latest) and ending such number of days thereafter as the Administrator shall select; and

(b) each period commencing on the last day of the immediately preceding Yield Period for the related portion of the Asset Interest and ending such number of days thereafter as the Administrator shall select;

provided, however, that:

(i) any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (unless the related portion of the Asset Interest shall be accruing Earned Discount at a rate determined by reference to EURIBOR, in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the immediately preceding Business Day);

(ii) in the case of Yield Periods of one day for any portion of the Asset Interest, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and

(iii) in the case of any Yield Period for any portion of the Asset Interest which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Portion of the Asset Interest shall be of such duration as shall be selected by the Administrator.

                                   SCHEDULE 2
                              PRIORITY OF PAYMENTS

Pursuant to Clause 3.2(c), the Administrator shall disburse funds from the Transaction Account on each Settlement Date to the following Persons in the following amounts and, if the sum of such amounts is less than the total amount of such funds, in the following order of priority:

(a) FIRST, to the extent payable to any Purchaser Party or any Indemnified Party pursuant to Clauses 12.2 or 13.5 of the Receivables Purchase Agreement, to the Administrator in an amount equal to the aggregate of such amounts received from the Seller pursuant to such Clauses and/or agreements (for the benefit of the relevant Persons);

(b) SECOND, if the Servicer is a Person other than the Seller, to the Servicer in an amount equal to the accrued Servicer's Fee payable to such Servicer and not previously paid;

(c) THIRD, to the Purchaser in an amount equal to the accrued and unpaid Programme Costs of the types described in paragraph (a) (Earned Discount) of the definition thereof (disregarding, in the case of any interest under the Liquidity Asset Purchase Agreement or the Credit Agreement, any margins over specified base rates) with respect to the Commercial Paper Notes, Liquidity Loans and/or Credit Draws that financed the purchase of such Receivables;

(d) FOURTH, to the Purchaser in an amount equal to the accrued and unpaid Programme Costs of the types described in paragraphs (b) and (c) of the definition thereof (disregarding, in the case of any interest under the Liquidity Asset Purchase Agreement or the Credit Agreement, any margins over specified base rates) with respect to the Commercial Paper Notes, Liquidity Loans and/or Credit Draws that financed the purchase of such Receivables;

(e) FIFTH, so long as no Termination Event has occurred and is continuing or would result from such payment, to the Purchaser in an amount equal to the accrued and unpaid Programme Costs of the type described in paragraph (d) of the definition thereof;

(f) SIXTH, to the Purchaser in reduction of the Purchaser's Total Investment until reduced to zero;

(g) SEVENTH, to the Purchaser in an amount equal to the accrued and unpaid Programme Costs of the type described in paragraph (d) of the definition thereof (to the extent not payable under paragraph (e) of this Schedule 2);

(h) EIGHTH, so long as no Termination Event of the type described in sub-clause (g) of Clause 9.1 has occurred and is continuing, to the Servicer in an amount equal to the accrued and unpaid Servicer's Fee, if any, not paid pursuant to paragraph (b) of this Schedule 2;

(i) NINTH, to the Servicer in an amount equal to the accrued and unpaid Servicer's Fee, if any, not paid pursuant to paragraphs (b) and (h) of this Schedule 2; and

(j) TENTH, to the Seller all amounts standing to the credit of the Transaction Account after payment of the amounts set forth in (a) through (i) above, by way of a success fee in respect of the collection of Sold Receivables.

                                   SCHEDULE 3

                          STANDARD TERMS AND CONDITIONS

                    [of the Seller and each Eligible Obligor]

                                   (ATTACHED)

                                   SCHEDULE 4

                          CREDIT AND COLLECTION POLICY

                                   (ATTACHED)

                                   SCHEDULE 5

                                RECORDS LOCATIONS

ZEUNA STAERKER GMBH & CO KG
AuBere UferstraBe 61-73
86154 Augsburg
Federal Republic of Germany

                                   SCHEDULE 6

                             FORM OF NOTICE OF SALE

                   [Letterhead of Zeuna Staerker GmbH & Co KG]

Date:

To:               State Street Global Markets LLC
                  as the Administrator, acting for
                  and on behalf of Galleon Capital Corporation
                  225 Franklin Street
                  Boston
                  Massachusetts 02110
                  U.S.A.

                  Attention:        Galleon Funds

RE: RECEIVABLES PURCHASE AGREEMENT, DATED AS OF 10 MARCH 2003, AMONG ZEUNA STAERKER GMBH & CO KG, GALLEON CAPITAL CORPORATION, STATE STREET GLOBAL MARKETS LLC AND STATE STREET BANK AND TRUST COMPANY (AS FROM TIME TO TIME AMENDED, SUPPLEMENTED OR NOVATED, THE "AGREEMENT")

Ladies and Gentlemen

1. We refer you to the above-captioned Agreement. Except as otherwise provided herein, capitalised terms in this letter shall have the meaning ascribed to them in the Agreement.

2. Without affecting the validity of each Reinvestment made pursuant to the terms of the Agreement and having occurred during the previous Settlement Period, we hereby confirm that (i) the Reinvestments listed in Attachment A hereto have occurred at such time as is specified in Attachment A hereto and that (ii) we have applied the relevant Collections towards such Reinvestments pursuant to the terms of the Agreement.

3. The aggregate Unpaid Balance of all Receivables being subject to Reinvestments having occurred during the previous Settlement Period to which this Notice of Sale relates exceeds the minimum threshold of [EUR 1,000,000] as set out in Clause 5.2(b)(iv) and is EUR [MID DOT]. A calculation (made in accordance with the "Settlement Report" attached to this Notice of Sale) of (i) the aggregate Unpaid Balance of all Receivables having being sold under Reinvestments during the preceding Settlement Period that are owed by each Obligor and its Affiliates and
         (ii) the Unpaid Balance of each of such Receivable, and (iii) an ageing of such Receivables is attached hereto.

4. We warrant that each of the representations referred to in Clause 6 of the Receivables Purchase Agreement is true on and as of the date hereof.

5. The provisions of the Receivables Purchase Agreement apply to this notice and the related Reinvestments.

6. We confirm that the Receivables having been sold under Reinvestments during the preceding Settlement Period were not and are not subject to withholding tax when paid by the Obligor.

7. The aggregate Purchase Price for the Receivables having been sold under Reinvestments during the preceding Settlement Period to which this Notice of Sale relates is EUR [MID DOT].

Very truly yours

ZEUNA STAERKER GMBH & CO KG, A LIMITED PARTNERSHIP
BY NOVAFERRA EISEN GMBH, its General Partner

By:

Title:

By:

Title:

                       ATTACHMENT A TO THE NOTICE OF SALE

        LIST OF ELIGIBLE RECEIVABLES HAVING BEEN SOLD UNDER REINVESTMENTS
                     DURING THE PRECEDING SETTLEMENT PERIOD

OBLIGORS              UNPAID BALANCE        DATE OF ORIGINATION         DUE DATE
(WITH VAT NO.)

                       ATTACHMENT B TO THE NOTICE OF SALE

                           [FORM OF SETTLEMENT REPORT]

                                   SCHEDULE 7

                           [FORM OF INCREMENTAL OFFER]

                                   SCHEDULE 8

                          [CUT-OFF DATES OF THE SELLER]

    MONTH                                                    CUT-OFF DATE
---------------------------------------------------------------------------
February 2003                                              02 March 2003
---------------------------------------------------------------------------
March 2003                                                 30 March 2003
---------------------------------------------------------------------------
April 2003                                                 04 May 2003
---------------------------------------------------------------------------
May 2003                                                   01 June 2003
---------------------------------------------------------------------------
June 2003                                                  29 June 2003
---------------------------------------------------------------------------
July 2003                                                  03 August 2003
---------------------------------------------------------------------------
August 2003                                                31 August 2003
---------------------------------------------------------------------------
September 2003                                             28 September 2003
---------------------------------------------------------------------------
October 2003                                               02 November 2003
---------------------------------------------------------------------------
November 2003                                              30 November 2003
---------------------------------------------------------------------------
December 2003                                              28 December 2003
---------------------------------------------------------------------------
January 2004                                               01 February 2004
---------------------------------------------------------------------------
February 2004                                              29 February 2004
---------------------------------------------------------------------------
March 2004                                                 28 March 2004
---------------------------------------------------------------------------
April 2004                                                 02 May 2004
---------------------------------------------------------------------------
May 2004                                                   30 May 2004
---------------------------------------------------------------------------
June 2004                                                  27 June 2004
---------------------------------------------------------------------------
July 2004                                                  01 August 2004
---------------------------------------------------------------------------
August 2004                                                29 August 2004
---------------------------------------------------------------------------
September 2004                                             03 October 2004
---------------------------------------------------------------------------
October 2004                                               07 November 2004
---------------------------------------------------------------------------
November 2004                                              05 December 2004
---------------------------------------------------------------------------
December 2004                                              02 January 2005
---------------------------------------------------------------------------
January 2005                                               06 February 2005
---------------------------------------------------------------------------
February 2005                                              06 March 2005
---------------------------------------------------------------------------
March 2005                                                 03 April 2005
---------------------------------------------------------------------------

                                 EXECUTION PAGES

ZEUNA STAERKER GMBH & CO KG
as Seller and Servicer

By:               NOVAFERRA EISEN GMBH
                  its General Partner
                  (ON BEHALF OF ZEUNA STAERKER GMBH & CO KG

By:

Title:

Address:          AuBere UferstraBE 61-73
                  86154 Augsburg
                  Federal Republic of Germany

Tel:              +49 821 410 3240
Fax:              +49 821 410 3234
Attn:             Mark Benedickter, Thomas Rust - ABS Transaktion

GALLEON CAPITAL CORPORATION
as Purchaser

By:

Title:

Address:          c/o J.H. Management Corporation
                  One International Place
                  Room 516
                  Boston
                  Massachusetts 02110
                  United States of America

Tel:              +1 617 951 7690
Fax:              +1 617 951 7050
Attn:             Galleon Funds

STATE STREET GLOBAL MARKETS LLC
as Administrator

By:

Title:

Address:          State Street Global Markets LLC
                  c/o State Street Bank GmbH
                  Brienner StraBe 59
                  80333 Munchen
                  Federal Republic of Germany

Tel:              +49 89 55 878 0
Fax:              +49 89 55 878 300
Attn:             Galleon Funds - Investment Banking

STATE STREET BANK AND TRUST COMPANY
as Relationship Bank

By:

Title:

Address:          225 Franklin Street
                  Boston
                  Massachusetts 02110
                  United States of America

Tel:              +1 617 6544020
Facsimile:        +1 617 3504020
Attn:             Galleon Funds